Exhibit 99.1

                                  TEXTRON INC.
                     INDEX TO RESTATED FINANCIAL STATEMENTS
                        AND RELATED FINANCIAL INFORMATION

                                                               Page (s)

Business Segment Data                                              2

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                     3-9


Report of Independent Auditors                                    10

Consolidated Statement of Income for each of the three years
  in the period ended January 3, 1998                            11

Parent Group and Finance Group Statement of Income for each
  of the three years in the period ended January 3, 1998          12

Consolidated Balance Sheet at January 3, 1998 and
  December 28, 1998                                               13

Consolidated Statement of Cash Flows for each of the three
  years in  the period ended January 3, 1998                      14

Parent Group and Finance Group Statement of Cash Flows for
  each of the three years in the period ended January 3, 1998    15

Consolidated Statement of Changes in Shareholders' Equity for
  each of three years in the period ended January 3, 1998        16

Notes to the Consolidated Financial Statements                   17-30

Quarterly Data (Unaudited)                                        31

Selected Financial Data (Seven Year Summary)                      32

1997 TEXTRON ANNUAL REPORT

Business Segment Data

                                             Revenues                    Operating Income             Operating Income Margins
(In millions)                        1997      1996     1995          1997     1996      1995         1997     1996     1995
- -----------------------------------------------------------------------------------------------------------------------------
Aircraft                          $ 3,025    $2,593   $2,420         $ 313    $ 261     $ 237           10.3%    10.1%   9.8%
Automotive                          2,127     1,627    1,534           150      146       135            7.1      9.0    8.8
Industrial                          3,181     2,959    2,515           346      300       250           10.9     10.1    9.9
Finance                               350       327      311           108       96        88           30.9     29.4   28.3
----------------------------------------------------------------------------------------------------------------------------

                                  $ 8,683    $7,506   $6,780           917      803       710           10.6     10.7   10.5
============================================================----------------------------------------------------------------

Corporate expenses and other - net                                    (140)    (115)     (119)
Interest expense - net                                                (129)    (148)     (178)
 ---------------------------------------------------------------------------------------------------------------------------

Income from continuing operations
  before income taxes*                                               $ 648    $ 540     $ 413
=============================================================================================

*Before distributions on preferred securities of subsidiary trust in 1997 and 1996.
Income of the Finance segment is net of interest expense.
Prior year amounts have been reclassified to conform to the current year's segment presentation as more fully described on page 3.

1997 REVENUES - $8.7 BILLION                  1997 OPERATING INCOME - $917 MILLION
- --------------------------------------      ------------------------------------

AIRCRAFT     35%                               AIRCRAFT    34%
AUTOMOTIVE   24%                               AUTOMOTIVE  16%
INDUSTRIAL   37%                               INDUSTRIAL  38%
FINANCE       4%                               FINANCE     12%


                                        IDENTIFIABLE ASSETS            CAPITAL EXPENDITURES                  DEPRECIATION
(In millions)                        1997      1996     1995          1997     1996      1995         1997     1996     1995
----------------------------------------------------------------------------------------------------------------------------
Aircraft                          $ 1,941   $ 1,856  $ 1,739          $107     $116      $ 74         $ 69     $ 53    $ 49
Automotive                          1,515     1,020      861           103       60        78           69       41      39
Industrial                          2,596     2,455    2,378           153      130       100          101      104      82
Finance                             3,178     3,269    3,061             8        3         2            3        3       2
 --------------------------------------------------------------------------------------------------------------------------

Corporate, including investment
  in discontinued operations        2,557     3,161    3,243             3        3         4            4        4       5
Eliminations                         (457)     (247)     (75)            -        -         -            -        -       -
- -------------------------------------------------------------------------------------------------------------------------

                                  $11,330   $11,514  $11,207          $374     $312      $258         $246     $205    $177
===========================================================================================================================

Prior year amounts have been reclassified to conform to the current year's segment presentation as more fully described on page 3.

Management's Discussion and Analysis

Results of Operations      Textron Inc.

                           1997 vs. 1996

REVENUES              - Diluted earnings per share from continuing
                      operations in 1997 were $2.19, up 23% from the 1996
95  (3)%    $ 6,780   amount of $1.78. Income from continuing operations in
96  +11%    $ 7,506   1997 of $372 million was up 22% from $306 million for
97  +16%    $ 8,683   1996. Revenues increased 16% to $8.7 billion in 1997
                      from $7.5 billion in 1996. Net income in 1997 was $558 million versus $253 million in 1996, which reflected the impact of a $229 million loss from a discontinued operation (Paul Revere) that was disposed of early in 1997.

                      On August 11, 1998, Textron announced that it had reached an agreement to sell Avco Financial Services
                      (AFS) to Associates First Capital Corporation for
                      $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. See Note 21 to the consolidated financail statements for additional information.

                      - Operating income of Textron's four business segments aggregated $917 million in 1997, up 14% from 1996, as a result of continued improved financial results in the Aircraft, Industrial and Finance segments. Operating income in the Automotive segment was essentially unchanged.

EARNINGS PER SHARE *  - Total segment margins decreased to 10.6% in 1997 from 10.7% in 1996, due primarily to lower margins
95  +20%   $1.43      associated with the Kautex acquisition.
96  +24%   $1.78
97  +23%   $2.19      - Corporate expenses and other - net increased in
                      1997 by $25 million due to 1997 litigation expenses
                      related to a divested operation, higher 1997 expenses
* From Continuing     related to organizational changes and higher support
    Operations        costs related to international expansion, and 1997
                      costs associated with the termination of interest rate swap agreements no longer qualifying as accounting hedges.

                      - The lower interest of the Parent Group - $129 million in 1997 vs. $148 million in 1996 - was due to lower average debt, resulting from the payment of debt with proceeds from the divestiture of Paul Revere, partially offset by the incremental debt associated with acquisitions.

                      - Business segment data for prior years has been reclassified to reflect the combination of the Systems and Components segment into the Industrial segment due to the increased commercialization of the Systems and Components businesses and their underlying technologies. In addition, business segment data has been reclassified to reflect the transfer of Lycoming from the Aircraft segment to the Industrial segment.


                      1996 vs. 1995

                      - Diluted earnings per share from continuing operations in 1996 were $1.78, up 24% from the 1995 amount of $1.43. Income from continuing operations in 1996 of $306 million was up 23% from $248 million for 1995. Revenues increased 11% to $7.5 million in 1996 from $6.8 billion in 1995. Net income in 1996 was $253 million vs. $479 million in 1995, reflecting the impact of a $229 million loss from a discontinued operation in 1996.

                      - Segment operating income aggregated $803 million in 1996, up 13% from 1995, as a result of continued improved financial results across all business segments.


                      - The lower interest of the Parent Group - $148 million in 1996 vs. $178 million in 1995-was due to lower average debt, due in part to the payment of debt with the proceeds from the issuance of preferred securities in February 1996.

                      AIRCRAFT

                      1997 vs. 1996
 AIRCRAFT
 REVENUES             The Aircraft segment's revenues and income increased
                      $432 million (17%) and $52 million (20%),
 95 +11%  $2,420      respectively, due primarily to higher results at
 96 + 7%  $2,593      Cessna Aircraft.
 97 +17%  $3,025
                      - Bell Helicopter's revenues increased primarily as a
                      result of higher U.S. government and commercial
 OPERATING INCOME     aircraft sales ($91 million) and higher revenues on
                      the Huey upgrade contract for the U.S. Marines ($28
 95 +22%  $237        million), partially offset by lower revenues on the
 96 +10%  $261        V-22 program ($80 million) and lower foreign military
 97 +20%  $313        sales ($23 million). Bell's commercial aircraft sales
                      included the completion of the three-year contract for model 412 helicopters with the Canadian Forces.
                      Its income increased slightly as a result of the higher revenues, partially offset by higher product development expenses primarily related to its new commercial aircraft models.

                      - Cessna Aircraft's revenues increased as a result of higher sales of business jets, including the Citation X and Bravo. Its income increased as a result of the higher revenues, partially offset by an increased level of expenses due to the introduction and support of new products.

                      1996 vs. 1995

                      The Aircraft segment's revenues and income increased $173 million (7%) and $24 million (10%), respectively, due to higher results at Cessna Aircraft.

                      - Bell Helicopter's revenues decreased primarily as a result of lower sales of military helicopters to the U.S. government ($136 million) and lower revenues on the V-22 program ($69 million), partially offset by higher domestic and international helicopter sales, including increased deliveries on the Canadian Forces contract ($119 million), and increased military and commercial spares sales ($41 million). Bell's income decreased slightly, as the impact of lower revenues and costs associated with the introduction of new commercial aircraft models was partially offset by additional income on the V-22 program.

                      - Cessna's revenues increased primarily as a result of higher sales of business jets, principally the Citation X and Citation VII models, and utility turboprop aircraft. Its income increased as a result of the higher revenues, partially offset by higher product development and selling and administrative expenses due to the introduction and support of new products.

                      AUTOMOTIVE

                      1997 vs. 1996
                      The Automotive segment's revenues increased $500
AUTOMOTIVE            million (31%), primarily as a result of the first
REVENUES              quarter 1997 acquisition of Kautex, the third quarter
                      1997 acquisition of the General Rubber Goods division
95  + 2%  $1,534      of Pirelli Tyres, Ltd., and the 1996 acquisitions of
96  + 6%  $1,627      Valeo Wiper Systems and the remaining 50% of a joint
97  +31%  $2,127      venture in Born, Netherlands. The benefit of the
                      higher sales from the acquisitions was partially offset by the unfavorable impact of a strike at a Chrysler engine plant in the second quarter 1997 and the timing of replacement business and new model launches. Income approximated last year's level, reflecting the above factors, increased costs related to new model launches and the impact of a restructuring effort which began in the second quarter 1997.

                      1996 vs. 1995

OPERATING             The Automotive segment's revenues increased $93
INCOME                million (6%) and income increased $11 million (8%).
95  + 2%  $135        The improved results reflected the increased
96  + 8%  $146        production of models with Textron content,
97  + 3%  $150        particularly light trucks at Chrysler, and the
                      benefits of the acquisitions of Valeo Wiper Systems and the remaining 50% of a joint venture in Born, Netherlands.


INDUSTRIAL

INUSTRIAL             1997 vs. 1996
REVENUES
                      The Industrial segment's revenues increased $222
95  (16)%  $2,515     million (8%). Income increased $46 million (15%),
96  +18 %  $2,959     reflecting higher sales from both acquisitions and
97  + 8 %  $3,181     organic growth, and improved operating margins,
                      principally in industrial components and fastening systems. The revenue and income increases were due primarily to higher sales in the fastening systems business ($143 million), including the second quarter
                      1996 acquisition of Textron Industries S.A.S. In addition, results benefited from the 1997 acquisitions of Maag Pump Systems, Maag Italia,
                      S.p.A., and Burkland Holding, Inc., an increase in demand for aerospace components and higher revenues on the sensor fuzed weapon contract, partially offset by the third quarter 1996 divestiture of Textron
                      Aerostructures and lower revenues in marine and land systems products.

                      1996 vs. 1995

OPERATING             The Industrial segment's revenues and income
INCOME                increased $444 million (18%) and $50 million (20%),
                      respectively. These increases were due primarily to
95  + 1%   $250       higher sales in the fastening systems business ($558
96  +20 %  $300       million), reflecting the fourth quarter 1995
97  +15 %  $346       acquisitions of Elco Industries and Boesner, and the
                      first half 1996 acquisitions of Textron Industries
                      S.A.S. and Xact Products. In addition, the year's results benefited from higher sales and improved performance at E-Z-GO, and continued strong performance in the contractor tool business, including the contribution from the Klauke acquisition. These increases were partially offset by reduced shipments on certain U.S. government and commercial aerospace contracts and the impact of the divestiture of Textron Aerostructures in the third quarter of 1996.

                      FINANCE

                      1997 vs. 1996


FINANCE
REVENUES

95  +12%  $  311      - Textron Financial Corporation's (TFC) revenues
96  + 5%  $  327      increased $23 million (7%), due to a higher level of
97  + 7%  $  350      average receivables ($3.128 billion in 1997 vs $3.036
                      billion in 1996) and increases in other income, due primarily to the securitization of $401 million of

                      Textron-related receivables and increased syndication
OPERATING             fee income. Its income increased $12 million (13%), due
INCOME                to the higher revenues and a lower provision for loan
                      losses related to the real estate portfolio,
95  + 6%  $ 88        partially offset by growth in businesses with higher
96  + 9%  $ 96        operating expense ratios.
97  +13%  $108

1996 vs. 1995         1996 vs. 1995

                      - TFC's revenues increased $16 million (5%), due to a higher level of average receivables ($3.036 billion in 1996 vs. $2.839 billion in 1995) and higher fee income, partially offset by lower yields of receivables (10.03% in 1996 and 10.34% in 1995)
                      predominantly on floating rate receivables, reflecting a decline in the prevailing interest rate environment. Its income increased $8 million (9%), due to the higher revenues, partially offset by a higher provision for loan losses, principally due to charge-offs of nonperforming equipment loans.

                      DISCONTINUED OPERATIONS

                      1997 vs. 1996

                      - Avco Financial Services' (AFS) revenues and income increased $93 million and $13 million, respectively. Revenues in its finance and related insurance business increased $75 million, due to an increase in investment and other income, and an increase in average finance receivables ($7.546 billion in 1997 vs $6.892 billion in 1996), reflecting the benefit of the acquisition of approximately $720 million of finance receivables during 1997, which consists of commercial receivables ($534 million) and consumer receivables ($186 million). The increase in investment and other income was primarily attributable to a $22 million gain on the sale of certain underperforming branches in 1997, offset in part by a $7 million gain on the sale of its U.S. small-ticket leasing operation in 1996 and a decrease in capital gains of $3 million. The benefit of these revenue increases were partially offset by a decrease in yields on finance receivables (17.77% in 1997 vs 18.52% in 1996), reflecting both decreases in yields on consumer finance receivables and the impact of an increase in lower-yielding commercial receivables. Income increased $3 million due to the benefit of the higher revenues and a decrease in the average cost of borrowed funds (6.39% in 1997 vs 6.88% in 1996), partially offset by an increase in the provision for losses resulting from a higher level of net credit losses to average finance receivables (2.93% in 1997 vs 2.82% in 1996), and higher operating expenses related to international expansion and the start-up of centralized sales processing centers in the U.S. and Canada. The increase in the net credit losses to average finance receivables was primarily attributable to an increase in the ratio in the consumer finance business (3.18% in 1997 vs. 2.91% in 1996).

                      In AFS' nonrelated insurance business, revenues increased $18 million, due primarily to higher premiums earned and a higher level of investment income, partially offset by a decrease in capital gains. Income increased $10 million, due to the higher revenues and a decrease in underwriting expenses in relation to earned premiums. 1996 vs. 1995

                      - AFS' revenues and income increased $96 million and $11 million, respectively. Revenues in its finance and related insurance business increased $55 million, primarily as a result of an increase in yields on finance receivables (18.52% in 1996 vs. 18.20% in 1995), an increase in earned premiums, and an increase in capital gains (due primarily to a higher volume of sales in the bond investment portfolio), and gains on the sale of certain finance receivables. Income increased $7 million due to the higher revenues and a decrease in the average cost of borrowed funds (6.88% in 1996 vs. 7.32% in 1995).
                      This favorable impact was partially offset by an increase in the ratio of net credit losses to average finance receivables (2.82% in 1996 vs. 2.10% in 1995) and the strengthening of the allowance for credit losses (3.01% of finance receivables at December 31, 1996 vs. 2.82% at December 31, 1995).

                      In AFS' nonrelated insurance business, revenues increased $41 million, due primarily to higher premiums earned and investment income. Income increased $4 million, due to the higher revenues as well as an improved underwriting expense ratio (as a percent of earned insurance premiums), partially offset by an increase in the ratio of insurance losses to earned insurance premiums.

LIQUIDITY &           The liquidity and capital resources of Textron's
CAPITAL RESOURCES     (Textron or the Company) operations are best
                      understood by separately considering its independent borrowing groups (Parent Group and Finance Group). The Parent Group consists of
                      Textron's manufacturing businesses, whose financial results are a reflection of the ability to manage and finance the development, production and delivery of tangible goods and services. The
                      Finance Group business involves commercial financing activities. The Finance Group's financial results are a reflection of its ability to provide financial services in a competitive marketplace, at the appropriate pricing, while managing the associated financial risks. The fundamental differences between each borrowing group's activities result in different measures used by investors, rating agencies and analysts.

                      OPERATING CASH FLOWS

                      Textron's financial position remained strong in 1997. Cash flows from operations continue to be the primary source of funds for operating needs and capital expenditures of the Parent Group. Operating activities have generated increased cash flow in each of the past three years. The Statement of Cash Flows for each borrowing group detailing the changes in cash balances are on page
                      15. The Parent Group's operating cash flow includes dividends received from the Finance Group. Beginning in late 1997, the methodology used to determine the amount of dividends to be paid to the Parent Group changed from payments based on a percentage of net income to payments based on maintaining a leverage ratio of 6.5 to 1. This change resulted in the availability of additional Finance Group cash flows for the Parent Group in 1997.

                      FINANCING

                      Borrowings are a secondary source of funds for the Parent Group and, along with the collection of finance receivables, are a primary source of funds for the Finance Group. Both the Parent and Finance borrowing groups maintain debt levels considered prudent based on cash flows, interest coverage ratios and ratios of debt to capital. The Parent Group's debt to total capital decreased to 25 % in 1997. Both the Parent and Finance Group utilize a broad base of financial sources for their respective liquidity and capital requirements. The Company's strong credit ratings from Moody's and Standard & Poor's provide flexibility in obtaining funds on competitive terms. Credit facilities are summarized on page 20. In addition, at the end of 1997, the Parent Group had $311 million available for unsecured debt securities under shelf-registration statements with the Securities and Exchange Commission. The Finance Group has a medium-term note facility of which $92 million was available at year-end 1997. The Company believes that both borrowing groups, individually and in the aggregate, have adequate credit facilities and have available access to capital markets to meet their financing needs.

                      Periodically, capital resources are generated through dispositions. In August 1998, Textron announced that it had reached an agreement to sell
                      AFS to Associats First Capital Corporation for $3.9 billion. This transactions is subject to regulatory approval and is expected to close at the end of 1998 or early
                      1999. In early 1997, Textron completed the sale of its 83.3% owned subsidiary, Paul Revere to Provident Companies Inc. Net proceeds to
                      Textron after adjustments and contingent payments were approximately $800 million
                      (which included the value of shares of
                      Provident common stock subsequently sold for $245 million).

                      USES OF CAPITAL

                      Cash flows from operations and borrowing capacity provide both borrowing groups with the flexibility to actively manage acquisitions, dispositions and internal investments in a changing environment. During the past three years, Textron acquired 18 companies for an aggregate cost of $1.2 billion. The principal acquisitions in 1997 were the purchase of the Kautex Group, a world-wide supplier of plastic-molded fuel tanks and Brazil-based Brazaco Mapri Industrias S.A., a leading maker of fasteners in South America.
                      In addition, in November 1997, the Company announced a tender offer to acquire the capital stock of Ransomes PLC, a UK-based equipment manufacturer, for approximately $230 million, plus the assumption of debt. This transaction closed in early 1998.

                          Capital spending increased in 1997 by $62
                      million. The increased capital was primarily used to increase automotive capacity and improve manufacturing productivity in the domestic fastening businesses. 1998 capital spending is expected to increase from 1997, as a result of anticipated investments to support increased fastening production and aircraft capacity.

                          On August 11, 1998, Textron announced that its Board
                      of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

                          In 1997, Textron repurchased 5 million shares of
                      common stock under its Board authorized share repurchase program. Textron's Board of Directors has increased the cash dividend to shareholders by an average annual compound growth rate of 12% since 1992. Textron's Board of Directors raised the dividend per common share to $1.00 in 1997 from $.88 in 1996. Dividend payments to shareholders in 1997 amounted to $202 million. This amount represents an increase of $54 million over 1996. Because 1997 was a 53 week fiscal year for Textron, the 1997 dividend payment amount includes five payments as opposed to 1996 when four payments were paid.

FINANCIAL RISK
 MANAGEMENT
                      INTEREST RATE RISKS

                      Textron's financial results could be affected by changes in U.S. and foreign interest rates. As part of managing this risk, the Company enters into interest rate exchange agreements to convert certain variable-rate debt to long-term fixed-rate debt and vice versa. The overall objective of Textron's interest rate risk management is to reduce the risk that near-term earnings could be adversely affected by changes in interest rates while also reducing the overall cost of debt.
                           The Parent Group generally uses these agreements
                      to alter the underlying interest rate and effective maturity of certain variable-rate short-term borrowings (and their anticipated replacements) to that of a fixed-rate debt instrument. By doing so, the Parent Group is able to obtain fixed-rate financing at a lower cost than had fixed-rate debt instruments been issued. The difference between the variable-rate the Parent Group received and the fixed-rate it paid on interest rate exchange agreements increased its reported interest expense by $11 million in 1997, $12 million in 1996 and $14 million in 1995.
                           By adjusting the underlying effective interest
                      rate of certain variable-rate debt instruments with fixed-pay interest rate exchange agreements, the Finance Group matches the effective maturity and interest rates of the debt to certain finance receivables to reduce the risk of the interest rate margins declining from increases in interest rates. The difference between the variable-rate the Finance Group received and the fixed-rate it paid on interest rate exchange agreements increased its reported interest expense by $1 million in 1997, $3 million in 1996 and $3 million in 1995. The Finance Group's ratio of variable-rate debt to total debt, after considering the impact of interest rate exchange agreements, was approximately 64% at year-end 1997 (67% in 1996).

                      FOREIGN EXCHANGE RISKS

                      Textron's financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which products are manufactured and sold. The Parent Group's primary currency exposures are the Deutschemark, British pound, Canadian dollar and French franc.
                           Textron's Parent Group manages its foreign
                      currency exposures primarily by funding certain foreign currency denominated assets with liabilities in the same currency and, as such, certain exposures are naturally offset. In addition, as part of managing its foreign currency exposures, Textron enters into foreign currency forward exchange contracts. These agreements are generally used to fix the local currency cost of purchased goods or services or selling prices denominated in currencies other than the functional currency. These contracts are also used to hedge certain assets and liabilities denominated in foreign currencies.

                      QUANTITATIVE RISK MEASURES

                      Textron has used a value-at-risk model to quantify the market risk inherent in its financial instruments at year end. The value-at-risk model is intended to measure the maximum amount of fair value Textron's financial instruments could hypothetically lose over a given time period from adverse movements in interest rates and foreign exchange rates at a 95% confidence level. The model considers financial instruments (finance receivables, debt, interest rate swaps and foreign exchange forward contracts) but not all underlying exposures. The model only assumes adverse market conditions and most likely is not indicative of actual results. The estimated value-at-risk amounts representing the potential loss in value the Company's financial instruments could realize from adverse changes in interest rates and foreign exchange rates for a one day period are not material.

OTHER MATTERS         ENVIRONMENTAL

                      As with other industrial enterprises engaged in similar businesses, Textron is involved in a number of remedial actions under various federal and state laws and regulations relating to the environment which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites on which their hazardous wastes or materials were disposed or released. Expenditures to evaluate and remediate contaminated sites approximated $10 million, $12 million and $15 million in 1997, 1996 and 1995, respectively. Textron currently projects that expenditures for remediation will range between $10 million and $20 million for each of the years 1998 and 1999.
                           Textron's accrued estimated environmental
                      liabilities are based on assumptions which are subject to a number of factors and uncertainties. Circumstances which can affect the accruals' reliability and precision include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation, and the time period over which remediation may occur. Textron believes that any changes to the accruals that may result from these factors and uncertainties will not have a material effect on Textron's net income or financial condition. Textron estimates that its accrued environmental remediation liabilities will likely be paid over the next five to ten years.

                      YEAR 2000 COMPUTER CONVERSION COSTS

                      Many computer programs, including those used by Textron and Textron's suppliers and customers, use only two digits to identify a year, and were not designed to handle years beginning after 1999. These programs, some of which are critical to operations, could fail to properly process data that contain dates after 1999 unless they are modified. Textron commenced a company-wide effort to substantially complete the necessary modifications to our computer programs by early 1999. Textron also is working with its principal suppliers and customers to ensure that problems in their computer programs will not materially affect Textron. The remaining cost of the Year 2000 remediation effort is estimated to be between $25 million - $35 million. Textron believes it is on track to resolve this issue in a timely fashion without having a material adverse effect on its business, operations or financial condition.

                      BACKLOG

                      Textron's commercial backlog was $4.1 billion and $3.1 billion at the end of 1997 and 1996, respectively, and U.S. government backlog was $2.2 billion at the end of both of those years. Backlog for the Aircraft segment was approximately 79% and 73% of Textron's commercial backlog at the end of 1997 and 1996, respectively, and 71% of Textron's U.S. government backlog at the end of both of those years.


                      FOREIGN MILITARY SALES

                      Certain Textron products are sold through the Department of Defense's Foreign Military Sales Program. In addition, Textron sells directly to select foreign military organizations, primarily Canada. Sales under these programs totaled approximately 4.1% of Textron's consolidated revenues in 1997 and 5.8% in 1996. Such sales, which include spare parts, are made only after approval of applicable United States government agencies.


                      NEW ACCOUNTING PRONOUNCEMENTS

                      In 1997, the Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" was issued. This Statement establishes new standards for reporting information about operating segments. This Statement is effective for periods beginning after December 15, 1997. Textron is evaluating the impact of this Statement on future segment reporting.

                                               * * * * *

                          Forward-looking Information: Certain statements
                      in this Report, and other oral and written statements made by Textron from time to time, are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (i) continued market demand for the types of products and services produced and sold by Textron, (ii) changes in worldwide economic and political conditions and associated impact on interest and foreign exchange rates, (iii) the level of sales by original equipment manufacturers of vehicles for which Textron supplies parts and (iv) the successful integration of companies acquired by Textron. The statement on Year 2000 Computer Conversion Costs that appears above is subject to Textron's ability to complete the conversion without unexpected complications and the ability of its suppliers and customers to successfully modify their own programs.

REPORT OF
INDEPENDENT AUDITORS  To the Board of Directors and Shareholders
                      Textron Inc.

                      We have audited the accompanying consolidated balance sheets of Textron Inc. as of January 3, 1998 and December 28, 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
                          We conducted our audits in accordance with
                      generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                          In our opinion, the consolidated financial
                      statements referred to above present fairly, in all material respects, the consolidated financial position of Textron Inc. at January 3, 1998 and December 28, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                      /s/ERNST & YOUNG LLP


                      Boston, Massachusetts
                      January 27, 1998, except for note 21, as to which the date is August 11, 1998.

STATEMENT OF INCOME
For each of the three years in the period ended January 3, 1998                                   CONSOLIDATED
                                                                                      ---------------------------------
(In millions except per share amounts)                                                   1997          1996         1995
- ----------------------------------------------------------------------------------------------------------------------
REVENUES
Manufacturing sales                                                                    $ 8,333        $7,179        $6469
Finance revenues                                                                           350           327          311
 -----------------------------------------------------------------------------------------------------------------------
  Total revenues                                                                         8,683         7,506       6,780
 -----------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                                                            6,836         5,837         5,295
Selling and administrative                                                                 894           808           727
Interest                                                                                   282           295           325
Provision for losses on collection of finance receivables                                   23            26            20
- ------------------------------------------------------------------------------------------------------------------------
  Total costs and expenses                                                               8,035         6,966         6,367
- ------------------------------------------------------------------------------------------------------------------------
                                                                                           648           540           413
Pretax income of the Finance Group                                                           -             -             -
- ------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes and
  distributions on  preferred securities of subsidiary trust                               648           540           413
Income taxes                                                                              (250)         (211)         (16)
Distributions on preferred securities of subsidiary trust,
  net of income taxes                                                                      (26)          (23)            -
- ------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                          372           306           248
Discontinued operations, net of income taxes:
  Income from operations                                                                   186           192           231
  Loss on disposal                                                                           -          (245)            -
- -------------------------------------------------------------------------------------------------------------------------
                                                                                           186           (53)          231
- ------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               $ 558         $ 253         $ 479
===========================================================================================================================
PER COMMON SHARE**:
BASIC:
  INCOME FROM CONTINUING OPERATIONS                                                     $ 2.25        $ 1.82        $ 1.45
  Discontinued operations                                                                 1.13          (.31)         1.37
- -----------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                            $ 3.38        $ 1.51        $ 2.82
========================================================================================================================
DILUTED:
  INCOME FROM CONTINUING OPERATIONS                                                     $ 2.19        $ 1.78        $ 1.43
  Discontinued operations                                                                 1.10          (.31)         1.34
- --------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                            $ 3.29        $ 1.47        $ 2.77
==========================================================================================================================

*"Parent Group" includes all entities of Textron (primarily manufacturing) other than its commercial finance subsidiary (TFC). The Parent Group's investment in Textron's commercial finance subsidiary is reflected on a one-line basis under the equity method of accounting. "Finance Group" consists of Textron's wholly-owned commercial finance subsidiary, TFC. All significant transactions between the Parent Group and the Finance Group have been eliminated from the "Consolidated" column. The principles of consolidation are described in Note 1 to the consolidated financial statements.

**Reflects the effect of the two-for-one stock split in the form of a stock dividend in May 1997.

See notes to the consolidated financial statements.


STATEMENT OF INCOME
For each of the three years in the period ended January 3, 1998                PARENT GROUP*          FINANCE GROUP
- -------------------------------------------------------------------------------------------------------------------------
(In millions except per share amounts)                                    1997      1996    1995    1997      1996    1995
- -------------------------------------------------------------------------------------------------------------------------
REVENUES
Manufacturing sales                                                     $8,333    $7,179  $6,469 $     -    $    -  $    -
Finance revenues                                                             -         -       -     350       327     311
- -------------------------------------------------------------------------------------------------------------------------
  Total revenues                                                         8,333     7,179   6,469     350       327     311
- -------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                                            6,836     5,837   5,295       -         -       -
Selling and administrative                                                 828       750     671      66        58      56
Interest                                                                   129       148     178     153       147     147
Provision for losses on collection of finance receivables                    -         -       -      23        26      20
- --------------------------------------------------------------------------------------------------------------------------
  Total costs and expenses                                               7,793     6,735   6,144     242       231    223
- ---------------------------------------------------------------------------------------------------------------------------
                                                                            540       444     325     108        96     88
Pretax income of the Finance Group                                          108        96      88       -         -      -
- --------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes and
  distributions on preferred securities of subsidiary trust                 648       540     413     108        96     88
Income taxes                                                               (250)     (211)   (165)    (40)      (38)   (34)
Distributions on preferred securities of subsidiary trust,
  net of income taxes                                                       (26)      (23)      -       -         -      -
- ---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                           372       306     248      68        58     54
Discontinued operations, net of income taxes:
  Income from operations                                                    186       192     231       -         -      -
  Loss on disposal                                                            -      (245)      -       -         -      -
- ---------------------------------------------------------------------------------------------------------------------------
                                                                            186       (53)    231       -         -      -
- ---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $ 558     $ 253   $ 479   $  68     $  58  $  54
===========================================================================================================================

*"Parent Group" includes all entities of Textron (primarily manufacturing) other than its commercial finance subsidiary (TFC). The Parent Group's investment in Textron's commercial finance subsidiary is reflected on a one-line basis under the equity method of accounting. "Finance Group" consists of Textron's wholly-owned commercial finance subsidiary, TFC. All significant transactions between the Parent Group and the Finance Group have been eliminated from the "Consolidated" column. The principles of consolidation are described in Note 1 to the consolidated financial statements.

See notes to the consolidated financial statements.


Balance Sheet
As of January 3, 1998 and December 28, 1996
(Dollars in millions)                                                              1997            1996
- ------------------------------------------------------------------------------------------------------
ASSETS
PARENT GROUP
Cash                                                                             $    30          $   24
Commercial and U.S. government receivables - net                                     920             882
Inventories                                                                        1,349           1,192
Investment in discontinued operations                                              1,214           1,958
Other current assets                                                                 185             231
- ------------------------------------------------------------------------------------------------------
  TOTAL PARENT GROUP CURRENT ASSETS                                                3,698           4,287
- -------------------------------------------------------------------------------------------------------
Property, plant, and equipment - net                                               1,761           1,454
Goodwill - net                                                                     1,567           1,466
Other assets                                                                       1,126           1,038
- -------------------------------------------------------------------------------------------------------
  TOTAL PARENT GROUP ASSETS                                                        8,152           8,245
- -------------------------------------------------------------------------------------------------------
FINANCE GROUP
Cash                                                                                  13               7
Finance receivables - net                                                          2,993           3,094
Other assets                                                                         172             168
- -------------------------------------------------------------------------------------------------------
  TOTAL FINANCE GROUP ASSETS                                                       3,178           3,269
- -------------------------------------------------------------------------------------------------------
  TOTAL COMPANY ASSETS                                                           $11,330          $11,514
==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
PARENT GROUP
Current portion of long-term debt and short-term debt                            $   476          $  960
Accounts payable                                                                     812             724
Accrued liabilities                                                                  853             812
- -------------------------------------------------------------------------------------------------------
  TOTAL PARENT GROUP CURRENT LIABILITIES                                           2,141           2,496
- -------------------------------------------------------------------------------------------------------
Accrued postretirement benefits other than pensions                                  766             782
Other liabilities                                                                  1,195           1,166
Long-term debt                                                                       745             547
- -------------------------------------------------------------------------------------------------------
  TOTAL PARENT GROUP LIABILITIES                                                   4,847           4,991
- -------------------------------------------------------------------------------------------------------
Finance Group
Other liabilities                                                                     88             101
Deferred income taxes                                                                319             315
Debt                                                                               2,365           2,441
- -------------------------------------------------------------------------------------------------------
  TOTAL FINANCE GROUP LIABILITIES                                                  2,772           2,857
- -------------------------------------------------------------------------------------------------------
  TOTAL COMPANY LIABILITIES                                                        7,619           7,848
- -------------------------------------------------------------------------------------------------------
TEXTRON - OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY
    TRUST HOLDING SOLELY TEXTRON JUNIOR SUBORDINATED DEBT SECURITIES                 483             483
SHAREHOLDERS' EQUITY
Capital stock:
 Preferred stock:
  $2.08 Cumulative Convertible Preferred Stock, Series A
    (liquidation value - $14)                                                          6               7
  $1.40 Convertible Preferred Dividend Stock, Series B
    (preferred only as to dividends)                                                   7               7
 Common stock (190,689,000 and 94,456,000 shares issued)                              24              12
Capital surplus                                                                      830             793
Retained earnings                                                                  3,362           2,969
Other                                                                               (62)               7
- -------------------------------------------------------------------------------------------------------
                                                                                   4,167           3,795
  Less cost of treasury shares                                                       939             612
- -------------------------------------------------------------------------------------------------------
  TOTAL SHAREHOLDERS' EQUITY                                                       3,228           3,183
- -------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $11,330          $11,514
=========================================================================================================

See notes to the consolidated financial statements.

STATEMENT OF CASH FLOWS

For each of the three years in the period ended January 3, 1998                                       CONSOLIDATED
                                                                                          ----------------------------------
(In millions)                                                                               1997          1996          1995
- --------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations                                                          $ 372         $ 306         $ 248
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
     Earnings of Finance Group (greater than) less than distributions                          -             -             -
     Dividends received from discontinued operations                                         108            95            99
     Depreciation                                                                            246           205           177
     Amortization                                                                             64            62            57
     Provision for losses on receivables                                                      25            29            26
     Deferred income taxes                                                                    68            15            24
     Changes in assets and liabilities excluding those related
        to acquisitions and divestitures:
          Decrease (increase) in commercial and U.S. government
            receivables                                                                       44           (33)          (40)
          Increase in inventories                                                            (89)          (33)          (28)
          Decrease (increase) in other assets                                                (67)         (110)           26
          Increase in accounts payable                                                        74            62            65
          Increase (decrease) in accrued liabilities                                        (103)           74           (69)
     Other - net                                                                               1           (16)           44
- ---------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  743           656           629
- ----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments                                                                     251             6            30
Proceeds from disposition of investments                                                       -            (5)           (9)
Finance receivables:
  Originated or purchased                                                                 (2,712)       (2,287)       (1,965)
  Repaid or sold                                                                           2,441         2,088         1,770
  Proceeds on sales of securitized assets                                                    373             -             -
Cash used in acquisitions                                                                   (364)         (216)         (212)
Proceeds from sales of businesses                                                            549           180             -
Capital expenditures                                                                        (374)         (312)         (258)
Other investing activities - net                                                              48            24            33
- ----------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                           212          (522)         (611)
- ----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term debt                                                      (425)          (85)          200
Proceeds from issuance of long-term debt                                                     401           345           593
Principal payments on long-term debt                                                        (427)         (499)         (567)
Issuance of Textron - obligated mandatorily redeemable
   preferred securities of subsidiary trust holding solely
   Textron junior subordinated debt securities                                                 -           483             -
Proceeds from exercise of stock options                                                       38            42            42
Purchases of Textron common stock                                                           (299)         (266)         (100)
Purchases of Textron common stock from Paul Revere                                           (29)          (34)          (22)
Dividends paid                                                                              (202)         (148)         (133)
Dividends paid to Parent Group                                                                 -             -             -
- ----------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                          (943)         (162)           13
- ----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                                               12           (28)           31
Cash at beginning of year                                                                     31            59            28
- ----------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                         $ 43          $ 31          $ 59
- ----------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL INFORMATION:
Cash paid during the year for interest                                                     $ 293         $ 289         $ 303
Cash paid during the year for income taxes                                                   156           167           151
- ----------------------------------------------------------------------------------------------------------------------------

*"Parent Group" includes all entities of Textron (primarily manufacturing) other than its commercial finance subsidiary (TFC). The Parent Group's investment in Textron's commercial finance subsidiary is reflected on a one-line basis under the equity method of accounting. "Finance Group" consists of Textron's wholly-owned commercial finance subsidiary, TFC. All significant transactions between the Parent Group and the Finance Group have been eliminated from the "Consolidated" column. The principles of consolidation are described in Note 1 to the consolidated financial statements.



See notes to the consolidated financial statements.


STATEMENT OF CASH FLOWS
For each of the three years in the period ended January 3, 1998        PARENT GROUP*                 FINANCE GROUP
- ----------------------------------------------------------------------------------------------------------------------
(In millions)                                                     1997      1996      1995      1997      1996      1995
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations                              $   372   $   306    $  248   $    68   $    58   $    54
Adjustment to reconcile income from continuing operations to net cash provided by operating activities:
    Earnings of Finance Group (greater than) less than
      distributions                                                  6       (30)      (28)        -         -         -
    Dividends received from discontinued operations                108        95        99         -         -         -
    Depreciation                                                   243       202       175         3         3         2
    Amortization                                                    56        54        46         8         8        11
    Provision for losses on receivables                              2         3         4        23        26        23
    Deferred income taxes                                           61         6        18         7         9         6
    Changes in assets and liabilities excluding those related
      to acquisitions and divestitures:
        Decrease (increase) in commercial and U.S. government
          receivables                                               44       (33)      (40)         -         -         -
        Increase in inventories                                    (89)      (33)      (28)         -         -         -
        Decrease (increase) in other assets                        (54)     (123)       49         (1)        4        (1)
        Increase (decrease) in accounts payable                     70        66        58        (12)        3       (17)
        Increase (decrease) in accrued liabilities                 (99)       70      (116)        (4)        2        17
    Other - net                                                      8        (7)       49         (7)       (8)       (4)
- ------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                        728       576       534         85       105        91
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments                                             -        (5)       (9)        -         -         -
Proceeds from disposition of investments                           251         6        30          -         -         -
Finance receivables:
  Originated or purchased                                            -         -         -     (2,712)   (2,287)   (1,965)
  Repaid or sold                                                     -         -         -      2,444     2,091     1,802
  Proceeds on sales of securitized assets                            -         -         -        373         -         -
Cash used in acquisitions                                         (364)     (216)     (212)         -         -         -
Proceeds from sales of businesses                                  549       180         -          -         -         -
Capital expenditures                                              (366)     (309)     (256)        (8)       (3)       (2)
Other investing activities - net                                    35        28        12         14        (3)       21
- ------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 105      (316)     (435)       111       (202)     (144)
- -------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in short-term debt                            (484)      (90)      131         59         5        69
Proceeds from issuance of long-term debt                           201         -       132        200       345       461
Principal payments on long-term debt                               (52)     (279)     (113)      (375)     (220)     (454)
Issuance of Textron - obligated mandatorily redeemable
  preferred securities of subsidiary trust holding solely
  Textron junior subordinated debt securities                        -       483         -          -         -         -
Proceeds from exercise of stock options                             38        42        42          -         -         -
Purchases of Textron common stock                                 (299)     (266)     (100)         -         -         -
Purchases of Textron common stock from Paul Revere                 (29)      (34)      (22)         -         -         -
Dividends paid                                                    (202)     (148)     (133)         -         -         -
Dividends paid to Parent Group                                       -         -         -        (74)      (29)      (27)
- ------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                (827)     (292)      (63)      (190)      101        49
- ------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                      6       (32)       36          6         4        (4)
Cash at beginning of year                                           24        56        20          7         3         7
- ------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                            $    30   $    24    $   56    $    13   $     7   $     3
==========================================================================================================================
SUPPLEMENTAL INFORMATION:
Cash paid during the year for interest                         $   140   $   140    $  161    $   153   $   149   $   142
Cash paid during the year for income taxes                         112       142       131         44        25        20
==========================================================================================================================

*"Parent Group" includes all entities of Textron (primarily manufacturing) other than its commercial finance subsidiary (TFC). The Parent Group's investment in Textron's commercial finance subsidiary is reflected on a one-line basis under the equity method of accounting. "Finance Group" consists of Textron's wholly-owned commercial finance subsidiary, TFC. All significant transactions between the Parent Group and the Finance Group have been eliminated from the "Consolidated" column. The principles of consolidation are described in Note 1 to the consolidated financial statements.


See notes to the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                         SHARES OUTSTANDING*                              DOLLARS
                                                           (In thousands)                              (In millions)
                                                ----------------------------------         ---------------------------------
For each of the three years in the
period ended January 3, 1998                      1997          1996         1995             1997         1996          1995
- ----------------------------------------------------------------------------------------------------------------------------
$2.08 PREFERRED STOCK
Beginning balance                                  243           267          297          $    7       $    8        $    9
Conversion to common stock                         (42)          (24)         (30)             (1)          (1)           (1)
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                     201           243          267          $    6       $    7        $    8
- ---------------------------------------------------------------------------------------------------------------------------
$1.40 PREFERRED STOCK
Beginning balance                                  107           118          126          $    7       $    7        $    7
Conversion to common stock                         (15)          (11)          (8)              -            -             -
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                      92           107          118          $    7       $    7        $    7
- ---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Beginning balance                               82,809        84,935       85,497          $   12       $   12        $   12
Purchases                                       (4,103)       (3,193)      (1,734)              -            -             -
Stock dividend declared                         82,397             -            -              12            -             -
Conversion of preferred stock to
   common stock                                    166            71           81               -            -             -
Exercise of stock options                        1,066           923        1,091               -            -             -
Other issuances of common stock                      8            73            -               -            -             -
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                 162,343        82,809       84,935          $   24       $   12        $   12
- ---------------------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Beginning balance                                                                          $  793       $  750        $  702
Conversion of preferred stock to common stock                                                   1            1             1
Exercise of stock options and other issuances                                                  48           48            47
Stock dividend declared                                                                       (12)           -             -
Purchases of common stock                                                                       -           (6)            -
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $  830       $  793        $  750
- ---------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Beginning balance                                                                          $2,969       $2,864        $2,518
Net income                                                                                    558          253           479
Dividends declared:
  Preferred stock                                                                              (1)          (1)           (1)
  Common stock (per share: $1.00 in 1997;
     $.88 in 1996; and $.78 in 1995)                                                         (164)        (147)         (132)
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $3,362       $2,969        $2,864
- --------------------------------------------------------------------------------------------------------------------------
TREASURY STOCK
Beginning balance                                                                          $  612       $  358        $  258
Purchases of common stock                                                                     328          259           100
Issuance of common stock                                                                       (1)          (5)            -
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $  939       $  612        $  358
- ---------------------------------------------------------------------------------------------------------------------------
OTHER
Beginning balance                                                                          $    7       $  129        $ (108)
Currency translation adjustment                                                               (73)          35             5
Securities valuation adjustment                                                                 4         (155)         216**
Pension liability adjustment                                                                    -           (2)            3
Shares allocated to ESOP participants' accounts                                                 -            -            13
- ---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $  (62)      $    7        $  129
- ---------------------------------------------------------------------------------------------------------------------------

*Shares issued at the end of 1997, 1996, 1995, and 1994 were as follows (in thousands): $2.08 Preferred - 270; 312; 336; and 366 shares, respectively; $1.40 Preferred - 579; 594; 604; and 613 shares, respectively;
 Common - 190,689; 94,456; 93,462; and 92,284 shares, respectively.

**Includes net unrealized gains relating to the transfer of all of Paul
  Revere's debt securities from the held to maturity category to the available for sale category of its investment portfolio ($133 million) partially offset by an adjustment to deferred policy acquisition costs ($73 million).

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL STATEMENT     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   PRESENTATION
                           SIGNIFICANT ACCOUNTING POLICIES APPEAR IN CAPITAL
                           LETTERS AS AN INTEGRAL PART OF THE NOTES TO THE
                           FINANCIAL STATEMENTS TO WHICH THE POLICIES RELATE.

                           NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

                           Textron is a global multi-industry company with manufacturing and finance operations. Its principal markets (listed within segments in order of the amount of 1997 revenues) and the major locations of such markets are as follows:

                           SEGMENT       PRINCIPAL MARKETS                                                 MAJOR LOCATIONS
                          --------------------------------------------------------------------------------------------------
                           AIRCRAFT      - Commercial and military helicopters                               - North America
                                         - Business jets                                                     - Asia/Pacific
                                         - General aviation                                                  - South America
                                         - Overnight express package carriers                                - Western Europe
                                         - Commuter airlines, relief flights, tourism, and freight
                          ----------------------------------------------------------------------------------------------------
                           AUTOMOTIVE    - Automotive original equipment manufacturers and their suppliers   - North America
                                                                                                             - Western Europe
                           ---------------------------------------------------------------------------------------------------

                           INDUSTRIAL    - Fastening systems:  automotive, electronics, aerospace,           - North America
                                           other OEMs, distributors, and consumers                           - Western Europe
                                         - Industrial components:  commercial aerospace and defense          - Asia/Pacific
                                         - Golf and turf-care products:  golf courses, resort                - South America
                                           communities, and commercial and industrial users
                                         - Fluid and power systems:  original equipment manufacturers, distributors, and end-users of a wide variety of products
                          -----------------------------------------------------------------------------------------------------
                           FINANCE       - Commercial loans                                                 - North America
-------------------------------------------------------------------------------------------------------------------------------

                               The consolidated financial statements include the
                           accounts of Textron and all of its majority- and wholly-owned subsidiaries. All significant intercompany transactions are eliminated. Paul Revere is reflected as a discontinued operation for 1996 and 1995 and Avco Financial Services is reflected as a discontinued operation for all periods presented.
                               Textron consists of two borrowing groups - the
                           Textron Parent Company Borrowing Group (Parent Group) and Textron's finance subsidiary (Finance Group).
                           The Parent Group consists of all entities of Textron (primarily manufacturing) other than its wholly-owned finance subsidiary. The Finance Group consists of Textron Financial Corporation (TFC).
                               The preparation of financial statements in
                           conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these statements and accompanying notes. Consequently, actual results could differ from such estimates.

2. ACQUISITIONS AND        ACQUISITIONS
   DISPOSITIONS
                           In 1997, Textron acquired Germany-based Kautex
                           Group, a worldwide supplier of blow-molded plastic fuel tanks and other automotive components and systems for approximately $350 million, which includes the assumption of debt. In addition, Textron acquired Brazil-based Brazaco Mapri
                           Industrias, S.A., South America's leading maker of fasteners. The purchase price of $70 million is payable on or before March 31, 1998. Smaller acquisitions made in 1997 aggregated approximately $70 million.

                                In November 1997, Textron announced a tender
                           offer to acquire the capital stock of Ransomes PLC, a UK-based equipment manufacturer, for approximately $230 million, plus the assumption of debt. This transaction closed in early 1998.

                               In 1996, Textron acquired Valois Industries
                           (renamed Textron Industries, S.A.S.), a France-based manufacturer of engineered fastening systems for approximately $240 million, which includes the assumption of debt. Other acquisitions made in 1996 aggregated approximately $130 million.
                               In 1995, Textron acquired Elco Industries and
                           Friedr. Boesner GmbH for an aggregate of approximately $260 million.
                               The acquisitions were accounted for as purchases
                           and accordingly, the results of operations of each acquired company are included in the statement of income from the date of acquisition.

                           DISPOSITIONS

                           In 1997, Textron completed the sale of its 83.3% owned subsidiary, the Paul Revere Corporation to Provident Companies, Inc. Net proceeds to Textron after adjustments and contingent payments were approximately $800 million (which included the value of shares of Provident common stock subsequently sold for $245 million). In 1996, the Parent Group sold, for no gain or loss, its Aerostructures division for $180 million in cash plus a subordinated note.


3. FINANCE RECEIVABLES     INTEREST INCOME IS RECOGNIZED IN REVENUES USING
                           THE INTEREST METHOD. DIRECT LOAN ORIGINATION COSTS
                           AND FEES RECEIVED ARE DEFERRED AND AMORTIZED OVER
                           THE LOANS' CONTRACTUAL LIVES. THE ACCRUAL OF
                           INTEREST INCOME IS SUSPENDED FOR ACCOUNTS WHICH
                           ARE CONTRACTUALLY DELINQUENT BY MORE THAN THREE
                           MONTHS.  ACCRUAL OF INTEREST ON
                           COMMERCIAL LOANS RESUMES AND SUSPENDED INTEREST
                           INCOME IS RECOGNIZED WHEN LOANS BECOME CONTRACTUALLY
                           CURRENT.

                           FINANCE RECEIVABLES ARE WRITTEN-OFF WHEN THEY ARE DETERMINED TO BE UNCOLLECTIBLE. FINANCE RECEIVABLES ARE WRITTEN DOWN TO THE FAIR VALUE OF THE RELATED COLLATERAL (LESS ESTIMATED COSTS TO SELL) WHEN THE COLLATERAL IS REPOSSESSED OR WHEN NO
                           PAYMENT HAS BEEN RECEIVED FOR SIX MONTHS, UNLESS MANAGEMENT DEEMS THE LOANS COLLECTIBLE. FORECLOSED REAL ESTATE LOANS AND REPOSSESSED ASSETS ARE TRANSFERRED FROM FINANCE RECEIVABLES TO OTHER
                           ASSETS AT THE LOWER OF FAIR VALUE (LESS ESTIMATED COSTS TO SELL) OR THE OUTSTANDING LOAN BALANCE.

                               PROVISIONS FOR LOSSES ON FINANCE RECEIVABLES ARE
                           CHARGED TO INCOME IN AMOUNTS SUFFICIENT TO MAINTAIN THE ALLOWANCE AT A LEVEL CONSIDERED ADEQUATE TO COVER LOSSES IN THE EXISTING RECEIVABLE PORTFOLIO. MANAGEMENT EVALUATES THE ALLOWANCE BY EXAMINING CURRENT DELINQUENCIES, THE CHARACTERISTICS OF THE EXISTING ACCOUNTS, HISTORICAL LOSS EXPERIENCE, THE VALUE OF THE UNDERLYING COLLATERAL, AND GENERAL ECONOMIC CONDITIONS AND TRENDS.

                               Commercial installment contracts have initial
                           terms ranging from one to 12 years. Commercial real estate loans have initial terms ranging from three to five years. Finance leases have initial terms up to 12 years. Leveraged leases have initial terms up to approximately 30 years. Floorplan and other receivables generally mature within one year. Nonearning commercial loans were $87 million at the end of 1997 ($91 million at the end of 1996).

                               The following table displays the contractual
                           maturity of the finance receivables. It does not necessarily reflect future cash collections because of various factors including the refinancing of receivables and repayments prior to maturity. Cash collections from receivables, excluding finance charges, were $2.3 billion and $2.1 billion in 1997 and 1996, respectively. In the same periods, the ratio of cash collections to average net receivables was approximately 76% and 69%, respectively.


                                                                                                        FINANCE RECEIVABLES
                                                             CONTRACTUAL MATURITIES           LESS          OUTSTANDING
- -----------------------------------------------------------------------------------------  FINANCE    ---------------------
                           (In millions)                 1998         1999  After 1999       CHARGES        1997       1996
- -----------------------------------------------------------------------------------------  -----------  --------------------

                           Installment contracts          328          242         728          157          1,141      1,023
                           Real estate loans               57           54         236            2            345        402
                           Finance leases                 118          109         251           86            392        789
                           Leveraged leases                10           33         570          283            330        327
                           Floorplan and other
                            receivables                   553          122         191            5            861        628
--------------------------------------------------------------------------------------------------

                                                       $1,066       $  560      $1,976       $  533          3,069      3,169
===================================================================================================
                           Less allowance for credit
                            losses                                                                              76         75
- ----------------------------------------------------------------------------------------------------------------------------

                                                                                                           $2,993    $ 3,094
=============================================================================================================================

                               Textron had both fixed-rate and variable-rate
                           loan commitments totaling $376 million at year-end 1997. Because interest rates on these commitments are not set until the loans are funded, Textron is not exposed to interest rate changes.

                               A portion of TFC's business involves financing
                           the sale and lease of Textron products. In 1997, 1996, and 1995, TFC paid Textron $736 million, $663 million, and $461 million, respectively, for receivables and operating lease equipment. Operating agreements with Textron specify that TFC generally has recourse to Textron with respect to these purchases. At year-end 1997, finance receivables and operating lease equipment of $519 million and $90 million, respectively, ($713 million and $86 million, respectively, at year-end 1996) were due from Textron or subject to recourse to Textron.



4. INVENTORIES        INVENTORIES ARE CARRIED AT THE LOWER OF COST OR
                      MARKET.

                                                                                                JANUARY 3,    December 28,
                           (In millions)                                                            1998            1996
--------------------------------------------------------------------------------------------------------------------------
                           Finished goods                                                          $ 454           $ 364
                           Work in process                                                           675             769
                           Raw materials                                                             366             259
- ------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,495           1,392
                           Less progress payments and customer deposits                              146             200
- ------------------------------------------------------------------------------------------------------------------------

                                                                                                  $1,349          $1,192
=========================================================================================================================

                          Inventories aggregating $894 million at year-end
                      1997 and $848 million at year-end 1996 were valued by the last-in, first-out (LIFO) method. (Had such LIFO inventories been valued at current costs, their carrying values would have been approximately $159 million and $143 million higher at those respective dates.) The remaining inventories, other than those related to certain long-term contracts, are valued generally by the first-in, first-out method. Inventories related to long-term contracts, net of progress payments and customer deposits, were $147 million at year-end 1997 and $181 million at year-end 1996.

5. LONG-TERM          SALES UNDER FIXED-PRICE CONTRACTS ARE GENERALLY
   CONTRACTS          RECORDED AS DELIVERIES ARE MADE. CERTAIN LONG-TERM
                      FIXED-PRICE CONTRACTS PROVIDE FOR THE PERIODIC
                      DELIVERY AFTER A LENGTHY PERIOD OF TIME OVER WHICH
                      SIGNIFICANT COSTS ARE INCURRED OR REQUIRE A
                      SIGNIFICANT AMOUNT OF DEVELOPMENT EFFORT IN
                      RELATION TO TOTAL CONTRACT VOLUME. SALES UNDER
                      THOSE CONTRACTS AND ALL COST-REIMBURSEMENT-TYPE
                      CONTRACTS ARE RECORDED AS COSTS ARE INCURRED.
                      SALES UNDER THE V-22 PRODUCTION CONTRACT WITH THE
                      U.S. GOVERNMENT, WHICH PRESENTLY IS A
                      COST-REIMBURSEMENT-TYPE CONTRACT, ARE RECORDED AS
                      COSTS-ARE INCURRED.

                         CERTAIN CONTRACTS ARE AWARDED WITH FIXED-PRICE
                      INCENTIVE FEES. INCENTIVE FEES ARE CONSIDERED WHEN ESTIMATING REVENUES AND PROFIT RATES, AND ARE RECORDED WHEN THESE AMOUNTS ARE REASONABLY DETERMINED. LONG-TERM CONTRACT PROFITS ARE BASED ON ESTIMATES OF TOTAL SALES VALUE AND COSTS AT COMPLETION. SUCH ESTIMATES ARE REVIEWED AND REVISED PERIODICALLY THROUGHOUT THE CONTRACT LIFE. REVISIONS TO CONTRACT PROFITS ARE RECORDED WHEN THE REVISIONS ARE MADE. ESTIMATED CONTRACT LOSSES ARE RECORDED WHEN IDENTIFIED.

                          Long-term contract receivables at year-end 1997
                      and year-end 1996 totaled $146 million and $127 million, respectively. This includes $111 million and $56 million, respectively, of unbilled costs and accrued profits that had not yet met the contractual billing criteria. Long-term contract receivables do not include significant amounts (a) billed but unpaid due to contractual retainage provisions or (b) subject to collection uncertainty.

6. PROPERTY, PLANT,   THE COST OF PROPERTY, PLANT, AND EQUIPMENT IS
   AND EQUIPMENT      DEPRECIATED BASED ON THE ASSETS' ESTIMATED USEFUL
                      LIVES.

                                                                                           JANUARY 3,     December 28,
                           (In millions)                                                       1998           1996
                           ------------------------------------------------------------------------------------------
                           At cost:
                           Land and buildings                                               $ 808           $ 716
                           Machinery and equipment                                          2,647           2,274
- ----------------------------------------------------------------------------------------------------------------
                                                                                            3,455           2,990
                           Less accumulated depreciation                                    1,685           1,531
-----------------------------------------------------------------------------------------------------------------
                                                                                             $1,770       $1,459
=================================================================================================================

7.GOODWILL                GOODWILL IS AMORTIZED ON THE STRAIGHT-LINE
                      METHOD AND IS AMORTIZED OVER 20 TO 40 YEARS.
                      Accumulated amortization of goodwill totaled
                      $329 million at January 3, 1998 and $278 million at December 28, 1996.
                          GOODWILL IS PERIODICALLY REVIEWED FOR IMPAIRMENT
                      BY COMPARING THE CARRYING AMOUNT TO THE ESTIMATED FUTURE UNDISCOUNTED CASH FLOWS OF THE BUSINESSES ACQUIRED. IF THIS REVIEW INDICATES THAT GOODWILL IS NOT RECOVERABLE, THE CARRYING AMOUNT WOULD BE REDUCED TO FAIR VALUE.



8. DEBT AND CREDIT       At the end of 1997 and 1996, debt consisted of the
   FACILITIES            following:

                                                                                              JANUARY 3,    December 28,
                           (In millions)                                                            1998            1996
- -------------------------------------------------------------------------------------------------------------------
                           PARENT GROUP:
                           Senior:
                           Borrowings under or supported by long-term credit facilities*           $ 375           $ 878
                           Medium-term notes; due 1999 to 2011 (average rate - 9.54%)                229             291
                           6.63% - 10.04%; due 2001 to 2022                                          405             209
                           Other notes (average rate - 6.99%)                                        182             100
- -----------------------------------------------------------------------------------------------------------------------
                             Total senior                                                          1,191           1,478
- -----------------------------------------------------------------------------------------------------------------------
                           Subordinated - 8.86% - 8.97%; due 1998 to 1999                             30              29
- -----------------------------------------------------------------------------------------------------------------------
                             Total Parent Group                                                    1,221           1,507
- -----------------------------------------------------------------------------------------------------------------------
                           FINANCE GROUP:
                           Senior:
                           Borrowings under or supported by credit facilities**                    1,074           1,014
                           5.47% - 5.85%; due 1998                                                    21              56
                           6.10% - 6.51%; due 1998 to 2000                                           112              65
                           7.14% - 7.67%; due 1998 to 2000                                           259             384
                           Variable rate notes; due 1998 to 2001 (average rate - 6.11%)              899             922
- -----------------------------------------------------------------------------------------------------------------------
                             Total Finance Group                                                   2,365           2,441
- -----------------------------------------------------------------------------------------------------------------------
                             Total debt                                                          $ 3,586         $ 3,948
========================================================================================================================

                       *The weighted average interest rates on these
                      borrowings, before the effect of interest rate exchange agreements, were 4.8%, 5.0%, and 6.1% at year-end 1997, 1996, and 1995, respectively. Comparable rates during the years 1997, 1996, and 1995 were 4.8%, 5.0%, and 6.1%, respectively.

                      **The weighted average interest rates on these borrowings, before the effect of interest rate exchange agreements, were 6.1%, 5.7%, and 6.1% at year-end 1997, 1996, and 1995, respectively. Comparable rates during the years 1997, 1996, and 1995 were 5.8%, 5.7%, and 6.2%, respectively.



                          The following table shows required payments and
                      sinking fund requirements during the next five years on debt outstanding at the end of 1997. The payments schedule excludes amounts that may become payable under credit facilities and revolving credit agreements.


(In millions)                           1998           1999           2000          2001           2002
- --------------------------------------------------------------------------------------------------------
Parent Group                           $   97         $   58         $   53          $138           $ 29
Finance Group                             102            491            478           220              -
- --------------------------------------------------------------------------------------------------------

                                       $  199         $  549         $  531          $358           $ 29
========================================================================================================

                          The Parent Group maintains credit facilities with
                      various banks for both short- and long-term borrowings. The Parent Group has a $1.5 billion domestic credit agreement with 33 banks available on a fully revolving basis until July 1, 2002. At year-end 1997, $1.4 billion of the credit facility was not used or reserved as support for commercial paper or bank borrowings. Textron also has two five-year multi-currency credit agreements with 25 banks for $700 million for its foreign operations; $445 million was available at year-end 1997.

                          The Finance Group has lines of credit with
                      various banks aggregating $1.1 billion at year-end 1997, of which $163 million was not used or reserved as support for commercial paper or bank borrowings. Lending agreements limit the Finance Group's net assets available for cash dividends and other payments to the Parent Group to approximately $102 million of the Finance Group's net assets of $406 million at year-end 1997. The Finance Group's loan agreements also contain provisions regarding additional debt, creation of liens or guarantees, and the making of investments.
                        The Parent Group has agreed to cause TFC to
                      maintain certain minimum levels of financial performance. No payments from the Parent Group were necessary in 1997, 1996, or 1995 for TFC to meet these standards.

9.  DERIVATIVES AND        INTEREST RATE EXCHANGE AGREEMENTS
    FOREIGN CURRENCY
    TRANSACTIONS      Interest rate exchange agreements are used to help
                      manage interest rate risk by converting certain variable-rate debt to fixed-rate debt and vice versa.
                      These agreements involve the exchange of fixed-rate interest for variable-rate amounts over the life of the agreement without the exchange of the notional amount. INTEREST RATE EXCHANGE AGREEMENTS ARE
                      ACCOUNTED FOR ON THE ACCRUAL BASIS WITH THE
                      DIFFERENTIAL TO BE PAID OR RECEIVED RECORDED
                      CURRENTLY AS AN ADJUSTMENT TO INTEREST EXPENSE.
                         SOME AGREEMENTS THAT REQUIRE THE PAYMENT OF
                      FIXED-RATE INTEREST ARE DESIGNATED AGAINST SPECIFIC
                      LONG-TERM VARIABLE-RATE BORROWINGS, WHILE THE BALANCE
                      IS DESIGNATED AGAINST EXISTING SHORT-TERM BORROWINGS
                      THROUGH MATURITY AND THEIR ANTICIPATED REPLACEMENTS.
                      TEXTRON CONTINUOUSLY MONITORS VARIABLE-RATE
                      BORROWINGS TO MAINTAIN THE LEVEL OF BORROWINGS ABOVE
                      THE NOTIONAL AMOUNT OF THE DESIGNATED AGREEMENTS. IF
                      IT IS NOT PROBABLE VARIABLE-RATE BORROWINGS WILL
                      CONTINUOUSLY EXCEED THE NOTIONAL AMOUNT OF THE
                      DESIGNATED AGREEMENTS, THE EXCESS IS MARKED TO MARKET
                      AND THE ASSOCIATED GAIN OR LOSS RECORDED IN INCOME.
                      PREMIUMS PAID TO TERMINATE AGREEMENTS DESIGNATED AS
                      HEDGES ARE DEFERRED AND AMORTIZED TO EXPENSE OVER THE
                      REMAINING TERM OF THE ORIGINAL LIFE OF THE CONTRACT.
                      IF THE UNDERLYING DEBT IS THEN PAID EARLY,
                      UNAMORTIZED PREMIUMS ARE RECOGNIZED AS AN ADJUSTMENT
                      TO THE GAIN OR LOSS ASSOCIATED WITH THE DEBT'S
                      EXTINGUISHMENT.


                          During 1997, the Finance Group had $150 million
                      of interest rate exchange agreements go into effect. Interest rate exchange agreements in effect at the end of 1997 and 1996 had weighted average remaining terms of 1.5 years and 3.2 years, respectively, for the Parent Group and 1.2 years and 2.2 years, respectively, for the Finance Group. Agreements that effectively fix the rate of interest on variable-rate borrowings are summarized as follows:

                                                                                     JANUARY 3, 1998      December 28, 1996
- -----------------------------------------------------------------------------------------------------------------------
                           FIXED-PAY INTEREST RATE EXCHANGE AGREEMENTS*
                                                                                     Weighted                   Weighted
                                                                   Notional           average    Notional        average
                           (Dollars in millions)                     amount     interest rate      amount  interest rate
- -----------------------------------------------------------------------------------------------------------------------
                           Parent Group                               $ 275**            9.01%      $ 453          8.53%
                           Finance Group                                450***           6.02         300          5.90
- -----------------------------------------------------------------------------------------------------------------------

                                                                     $  725              7.20      $  753          7.53
- -----------------------------------------------------------------------------------------------------------------------

                          * During 1997, the Parent Group and Finance
                            Group also entered into variable-pay interest rate exchange agreements for $200 million and $50 million, respectively, which were designated against specific long-term fixed-rate notes. These agreements effectively adjusted the rate of interest on certain long-term fixed-rate notes to 6.2% from 6.6% for the Parent Group and to 6.0% from 6.4% for the Finance Group as of year-end.
                         ** The Parent Group's fixed-pay interest rate
                            exchange agreements were designated against existing and anticipated short-term variable-rate borrowings. These agreements effectively adjusted the average rate of interest on short-term variable-rate notes to 7.0% from 4.8%. The interest rate exchange agreements in effect at the end of 1997 expire as follows: $100 million (8.7%) in 1998; $25 million (7.2%) in 1999; $150 million (9.4%) in
                            2000.
                        *** The Finance Group's interest rate exchange
                            agreements were designated against specific long-term variable-rate notes. These agreements effectively adjusted the average rate of interest on long-term variable-rate notes to 6.3% from 6.1%. The fixed-pay interest rate exchange agreements in effect at the end of 1997 expire as follows: $200 million (5.94%) in 1998 and $250 million (6.26%) in 1999.

                               Textron had minimal exposure to loss from
                           nonperformance by the counterparties to its interest rate exchange agreements at the end of 1997, and does not anticipate nonperformance by counterparties in the periodic settlements of amounts due. Textron currently minimizes this potential for risk by entering into contracts exclusively with major, financially sound counterparties having no less than a long-term bond rating of "A," by continuously monitoring the Counterparties' credit ratings, and by limiting exposure with any one financial institution.
                           The credit risk generally is limited to the amount by which the counterparties' contractual obligations exceed Textron's obligations to the counterparty.

                           TRANSLATION OF FOREIGN CURRENCIES, FOREIGN EXCHANGE TRANSACTIONS AND FOREIGN CURRENCY EXCHANGE CONTRACTS

                           FOREIGN CURRENCY DENOMINATED ASSETS AND LIABILITIES ARE TRANSLATED INTO U.S. DOLLARS WITH THE ADJUSTMENTS FROM THE CURRENCY RATE CHANGES BEING RECORDED IN THE CURRENCY TRANSLATION ADJUSTMENT ACCOUNT IN SHAREHOLDERS' EQUITY UNTIL THE RELATED FOREIGN ENTITY IS SOLD OR SUBSTANTIALLY LIQUIDATED. NON-U.S. DOLLAR FINANCING TRANSACTIONS ARE USED TO EFFECTIVELY HEDGE LONG-TERM INVESTMENTS IN FOREIGN OPERATIONS WITH THE SAME CORRESPONDING CURRENCY. FOREIGN CURRENCY GAINS AND LOSSES ON THE HEDGE OF THE LONG-TERM INVESTMENTS ARE RECORDED IN THE CURRENCY TRANSLATION ADJUSTMENT WITH THE OFFSET RECORDED AS AN ADJUSTMENT TO THE NON-U.S. DOLLAR FINANCING LIABILITY.
                               FORWARD EXCHANGE CONTRACTS ARE USED TO HEDGE
                           CERTAIN FOREIGN CURRENCY TRANSACTIONS AND CERTAIN FIRM SALES AND PURCHASE COMMITMENTS DENOMINATED IN FOREIGN CURRENCIES. GAINS AND LOSSES FROM CURRENCY RATE CHANGES ON HEDGES OF FOREIGN CURRENCY TRANSACTIONS ARE RECORDED CURRENTLY IN INCOME. GAINS AND LOSSES RELATING TO THE HEDGE OF THE FIRM SALES AND PURCHASE COMMITMENTS ARE INCLUDED IN THE MEASUREMENT OF THE UNDERLYING TRANSACTIONS WHEN THEY OCCUR. Foreign exchange gains and losses included in income have not been material.
                               Forward exchange contracts, predominantly
                           denominated in Canadian dollars, Deutschemarks and French francs, totaling approximately $524 million and $124 million were outstanding at the end of 1997 and 1996, respectively. Unrealized gains or losses relating to these contracts approximated the contracts' fair value at year-end (see Note 17).

10. TEXTRON-OBLIGATED      In 1996, a trust sponsored and wholly-owned by
    MANDATORILY            Textron issued preferred securities to the public
    REDEEMABLE             (for $500 million) and shares of its common
    PREFERRED              securities to Textron (for $15.5 million), the
    SECURITIES OF          proceeds of which were invested by the trust in
    SUBSIDIARY TRUST       $515.5 million aggregate principal amount of
    HOLDING SOLELY         Textron's newly issued 7.92% Junior Subordinated
    TEXTRON JUNIOR         Deferrable Interest Debentures, due 2045. The
    SUBORDINATED DEBT      debentures are the sole asset of the trust. The
    SECURITIES             proceeds from the issuance of the debentures were
                           used by Textron for the repayment of long-term borrowings and for general corporate purposes. The amounts due to the trust under the debentures and the related income statement amounts have been eliminated in Textron's consolidated financial statements.

                              The preferred securities accrue and
                           pay cash distributions quarterly at a rate of 7.92% per annum. Textron has guaranteed, on a subordinated basis, distributions and other payments due on the preferred securities. The guarantee, when taken together with Textron's obligations under the debentures and in the indenture pursuant to which the debentures were issued and Textron's obligations under the Amended and Restated Declaration of Trust governing the trust, provides a full and unconditional guarantee of amounts due on the preferred securities. The preferred securities are mandatorily redeemable upon the maturity of the debentures on March 31, 2045, or earlier to the extent of any redemption by Textron of any debentures. The redemption price in either such case will be $25 per share plus accrued and unpaid distributions to the date fixed for redemption.

11. SHAREHOLDERS'          PREFERRED STOCK
    EQUITY
                           Textron has authorization for 15,000,000 shares of preferred stock. Each share of $2.08 Preferred Stock
                           ($23.63 approximate stated value) is convertible into
                           4.4 shares of common stock and can be redeemed by Textron for $50 per share. Each share of $1.40
                           Preferred Dividend Stock ($11.82 approximate stated value) is convertible into 3.6 shares of common stock and can be redeemed by Textron for $45 per share.

                           COMMON STOCK

                           Textron has authorization for 500,000,000 shares of
                           12.5 cent per share par value common stock. New shares in connection with a two-for-one stock split in the form of a stock dividend were issued and distributed on May 30, 1997 to shareholders of record on the close of business on May 9, 1997. Average shares outstanding, stock options, and per share amounts have been restated for all periods presented.

                           PERFORMANCE SHARE UNITS AND STOCK OPTIONS

                           Textron's 1994 Long-Term Incentive Plan authorizes awards to key employees in two forms: (a) performance share units and (b) options to purchase Textron common stock. The total number of shares of common stock for which options may be granted under the plan is 10,000,000.

                               PERFORMANCE SHARE UNITS AND EMPLOYEE STOCK OPTION
                           GRANTS ARE ACCOUNTED FOR IN ACCORDANCE WITH APB 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." UNDER APB 25, BECAUSE THE EXERCISE PRICE OF EMPLOYEE STOCK OPTIONS EQUALS THE MARKET PRICE ON THE DATE OF GRANT, NO COMPENSATION EXPENSE IS RECOGNIZED FOR STOCK OPTION AWARDS. COMPENSATION EXPENSE FOR PERFORMANCE SHARE UNITS IS MEASURED BASED ON THE VALUE OF TEXTRON STOCK UNDERLYING THE AWARDS.
                               Compensation expense under Textron's performance
                           share program was approximately $65 million in 1997, $45 million in 1996, and $23 million in 1995. To mitigate the impact of stock price increases on compensation expense, Textron entered into a cash-settlement option program on Textron's common stock in November 1995. This program generated income of approximately $37 million in 1997 and $21 million in 1996.
                               Pro forma information regarding net income and
                           earnings per share is required by FAS 123, "Accounting for Stock-Based Compensation" and has been determined under the fair value method of that Statement. For the purpose of developing the pro forma information, the fair values of options granted after 1995 are estimated at the date of grant using the Black-Scholes option-pricing model. The estimated fair values are amortized to expense over the options' vesting period. Using this methodology, net income would have been reduced by $15 million or $.09 per share in 1997 and $10 million or $.06 per share in 1996. The pro forma effect on 1995 net income was not material. The pro forma effect on net income is not necessarily representative of the effect in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.
                               The assumptions used to estimate the fair value
                           of an option granted in 1997, 1996 and 1995, respectively, are approximately as follows: dividend yield of 2%; expected volatility of 16%; risk-free interest rates of 6%, 6%, and 5%; and weighted average expected lives of 3.5 years. Under these assumptions, the weighted-average fair value of an option to purchase one share granted in 1997, 1996, and 1995, respectively, was approximately $14, $10, and $8.
                               Stock option transactions during the last three
                           years are summarized as follows:

                                                                1997                    1996                    1995
- -------------------------------------------------------------------------------------------------------------------------
                                                                   Weighted                Weighted                Weighted
                                                                    Average                 Average                 Average
                                                                   Exercise                Exercise                Exercise
                      (Shares in thousands)           Shares          Price   Shares          Price   Shares         Price
- --------------------------------------------------------------------------------------------------------------------------
                      Shares under option at
                        beginning of year              9,290         $31.08    9,116         $26.05    9,392         $22.16
                      Options granted                  1,333          62.54    2,136          45.37    2,124          36.06
                      Options exercised               (1,541)         24.56   (1,846)         22.89   (2,196)         19.13
                      Options canceled                   (81)         43.40     (116)         29.38     (204)         25.57
- --------------------------------------------------------------------------------------------------------------------------

                     Shares under option at end of
                        year                           9,001          36.74    9,290          31.08    9,116          26.05
============================================================================================================================
                      Shares exercisable at end of
                        year                           6,641          30.21    6,128          25.26    5,888          22.69
============================================================================================================================

                   Stock options outstanding at the end of 1997 and 1996 are summarized as follows:

                                                                  Weighted
                                                                   Average        Weighted                     Weighted
                      Range of Exercise                          Remaining         Average                      Average
                           Prices                              Contractual        Exercise                     Exercise
                    (Shares in thousands)       Outstanding           Life           Price     Exercisable        Price
                   -----------------------------------------------------------------------------------------------------
                     JANUARY 3, 1998:
                       $11 - $32                      3,952            5.6          $23.44           3,952       $23.44
                       $33 - $50                      3,745            8.5           41.67           2,689        40.15
                       $51 - $68                      1,304            9.9           62.87               -            -
                     December 28, 1996:
                       $10 - $32                      5,292            6.6          $23.24           5,192       $23.15
                       $33 - $40                      1,938            9.0           36.95             936        36.93
                       $40 - $46                      2,060            9.9           45.69               -            -
                   =====================================================================================================


                   RESERVED SHARES OF COMMON STOCK

                   At year-end 1997, 3,277,000 shares of common stock were reserved for the subsequent conversion of preferred stock and 9,001,000 shares were reserved for the exercise of stock options.

                   PREFERRED STOCK PURCHASE RIGHTS

                   Each outstanding share of Textron common stock has attached to it one-half of a preferred stock purchase right. One preferred stock purchase right entitles the holder to buy one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $250. The rights become exercisable only under certain circumstances related to a person or group acquiring or offering to acquire a substantial block of Textron's common stock. In certain circumstances, holders may acquire Textron stock, or in some cases the stock of an acquiring entity, with a value equal to twice the exercise price. The rights expire in September 2005 but may be redeemed earlier for $.05 per right.

                   INCOME PER COMMON SHARE

                   In 1997, Textron adopted FAS 128 "Earnings Per Share." FAS 128 requires companies to present basic and diluted income per share amounts. A reconciliation of income from continuing operations and basic to diluted share amounts is presented below. All periods presented have been restated.

                   For the years ended                 JANUARY 3, 1998       December 28, 1996      December 30, 1995
                                                  -------------------------------------------------------------------
                   ($ in millions,                             Average                Average                 Average
                   shares in thousands)             Income      Shares      Income     Shares      Income      Shares
                   --------------------------------------------------------------------------------------------------
                   Income from continuing operations  $372                    $306                   $248
                   --------------------------------------------------------------------------------------------------

                   Less: Preferred stock dividends      (1)                     (1)                    (1)
                   --------------------------------------------------------------------------------------------------

                   BASIC
                   Available to common shareholders    371     164,830         305    167,453         247     169,848
                   Dilutive effect of convertible
                     preferred stock and stock options   1       4,673           1      4,199           1       3,404
                   DILUTED
                   Available to common shareholders
                     and assumed conversions          $372     169,503        $306    171,652        $248     173,252
                   ==================================================================================================


12. LEASES         Rental expense approximated $65 million, $54 million, and
                   $56 million in 1997, 1996, and 1995, respectively. Future minimum rental commitments for noncancellable operating leases in effect at year-end 1997 approximated $54 million for 1998; $43 million for 1999; $29 million for 2000; $23 million for 2001; $20 million for 2002; and a total of $161 million thereafter.

13. RESEARCH AND Textron carries out research and development for itself and DEVELOPMENT under contracts with others, primarily the U.S. government.
                   Company initiated programs include independent research and development related to government products and services, a significant portion of which is recoverable from the U.S.
                   government through overhead cost allowances.

                         RESEARCH AND DEVELOPMENT COSTS FOR WHICH TEXTRON IS
                   RESPONSIBLE ARE EXPENSED AS INCURRED. THESE COMPANY FUNDED COSTS INCLUDE AMOUNTS FOR COMPANY INITIATED PROGRAMS, THE COST SHARING PORTIONS OF CUSTOMER INITIATED PROGRAMS, AND LOSSES INCURRED ON CUSTOMER INITIATED PROGRAMS. The company funded and customer funded research and development costs for 1997, 1996, and 1995 were as follows:

                   (In millions)                                            1997               1996            1995
                   -------------------------------------------------------------------------------------------------
                   Company funded                                          $ 222              $ 185            $ 181
                   Customer funded                                           380                391              475
                   -------------------------------------------------------------------------------------------------
                   Total research and development                           $602              $ 576            $ 656
                   =================================================================================================

14. PENSION        Textron has defined benefit and defined contribution pension
    BENEFITS       plans which together cover substantially all employees. The costs of the defined contribution plans are funded as accrued and amounted to approximately $36 million, $32 million, and $15 million for 1997, 1996, and 1995, respectively. Defined benefits under salaried plans are based on salary and years of service. Hourly plans generally provide benefits based on stated amounts for each year of service. Textron's funding policy is consistent with federal law and regulations. Plan assets consist principally of corporate and government bonds and common stocks.
                         Pension income in 1997, 1996, and 1995 included the
                   following components:

                   (In millions)                                            1997              1996             1995
                   ----------------------------------------------------------------------------------------------------
                   Service cost - benefits earned during the year           $ 71              $  69            $  55
                   Interest cost on projected benefit obligation             223                207              209
                   Actual return on plan assets                             (720)              (494)            (745)
                   Amortization of unrecognized transition net asset         (17)               (17)             (17)
                   Net amortization and deferral of actuarial gains          438                230              482
                   ----------------------------------------------------------------------------------------------------
                   Net pension income                                       $ (5)              $ (5)           $ (16)
                   ====================================================================================================

                        The following table sets forth the funded status of
                   Textron's pension plans.

                                                                      January 3, 1998            December 28, 1996
                ------------------------------------------------------------------------------------------------------
                                                                    Assets   Accumulated         Assets   Accumulated
                                                                    exceed      benefits         exceed      benefits
                                                               accumulated        exceed    accumulated        exceed
                (In millions)                                     benefits        assets       benefits        assets
                ------------------------------------------------------------------------------------------------------
                 Plan assets at fair value                          $4,069          $ 61         $3,516         $ 124
                 Actuarial present value of:
                   Vested benefit obligation                         2,619           161          2,397           197
                   Nonvested benefit obligation                         73            17             67            19
                ------------------------------------------------------------------------------------------------------
                Accumulated benefit obligation                       2,692           178          2,464           216
                   Effect of projected pay increases                   301            35            251            35
                ------------------------------------------------------------------------------------------------------
                Projected benefit obligation                         2,993           213          2,715           251

                Plan funded status                                   1,076          (152)           801          (127)
                Unrecognized net actuarial (gains) losses             (716)           20           (469)           30
                Unrecognized prior service cost                         84            21             93            21
                Unrecognized transition net obligation (net asset)    (104)            7           (120)            5
                Adjustment required to recognize minimum liability       -           (18)             -           (24)
                -------------------------------------------------------------------------------------------------------
                    Net pension asset (liability) recognized on the
                     consolidated balance sheet                      $ 340         $(122)        $  305         $ (95)
                ========================================================================================================

                   Major actuarial assumptions used in accounting for the defined benefit pension plans are shown in the following table. Net pension income is determined using these assumptions as of the end of the prior year. The funded status of the plans is determined using these assumptions as of the end of the current year.

                                                                     January 3,  December 28, December 30,  December 31,
                                                                           1998          1996         1995          1994
               --------------------------------------------------------------------------------------------------------
               Discount rate                                          7.25%         7.50%        7.25%         8.25%
               Weighted average long-term rate of
                 compensation increase                                5.00          5.00         5.00          5.00
               Long-term rate of return on plan assets                9.00          9.00         9.00          9.00
               ========================================================================================================

15. POSTRETIREMENT Textron offers health care and life insurance benefits for BENEFITS OTHER certain retired employees. Postretirement benefit costs other THAN PENSIONS than pension-related expenses in 1997, 1996, and 1995 included the components shown in the following table. Textron's postretirement benefit plans other than pensions are unfunded.



                   (In millions)                                                    1997               1996           1995
                   -------------------------------------------------------------------------------------------------------
                   Service cost - benefits earned during the year                   $  5               $  5           $  5
                   Interest cost on accumulated postretirement benefit obligation     46                 51             56
                   Net amortization                                                  (13)               (12)           (13)
                   -------------------------------------------------------------------------------------------------------

                             Postretirement benefit costs                           $ 38               $ 44           $ 48
                   =======================================================================================================

                         The following table sets forth the status of these
                   plans at the end of 1997 and 1996:

                                                                                              January 3,    December 28,
                   (In millions)                                                                 1998            1996
                   -------------------------------------------------------------------------------------------------------
                   Actuarial present value of benefits attributed to:
                     Retirees                                                                    $490            $499
                     Fully eligible active plan participants                                       62              61
                     Other active plan participants                                                88              85
                   -------------------------------------------------------------------------------------------------------
                   Accumulated postretirement benefit obligation                                  640             645
                   Unrecognized net actuarial gains                                               100             107
                   Unrecognized prior service cost benefit                                         26              30
                   -------------------------------------------------------------------------------------------------------
                   Postretirement benefit liability recognized on the consolidated balance sheet $766            $782
                   =======================================================================================================

                         The discount rates used to determine postretirement
                   benefit costs other than pensions and the status of those plans were the same as those used for Textron's defined benefit pension plans.
                         The 1997 health care cost trend rate, which is the
                   weighted average annual assumed rate of increase in the per capita cost of covered benefits, was 6.5% for retirees age 65 and over and 7.5% for retirees under age 65. Both rates are assumed to decrease gradually to 5.5% by 2001 and 2003, respectively, and then remain at that level. Increasing the health care cost trend rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of year-end 1997 by $58 million and the aggregate of the service and interest cost components of postretirement benefit costs for 1997 by $5 million.

16. INCOME               Textron files a consolidated federal income tax return
    TAXES for all U.S. subsidiaries and separate returns for foreign subsidiaries. TEXTRON RECOGNIZES DEFERRED INCOME TAXES FOR TEMPORARY DIFFERENCES BETWEEN THE FINANCIAL REPORTING BASIS AND INCOME TAX BASIS OF ASSETS AND LIABILITIES BASED ON ENACTED TAX RATES EXPECTED TO BE IN EFFECT WHEN AMOUNTS ARE LIKELY TO BE REALIZED OR SETTLED.
                         The following table shows income from continuing
                   operations before income taxes and distributions on preferred securities of subsidiary trust:


                   (In millions)                                           1997               1996               1995
                   --------------------------------------------------------------------------------------------------
                   United States                                           $441               $393               $329
                   Foreign                                                  207                147                 84
                   --------------------------------------------------------------------------------------------------
                    Total                                                  $648               $540               $413
                   ==================================================================================================

                         Income tax expense is summarized as follows:

                           (In millions)                                   1997               1996               1995
                   --------------------------------------------------------------------------------------------------
                           Federal:
                             Current                                       $ 82               $121               $ 81
                             Deferred                                        71                 15                 34
                           State                                             27                 25                 24
                           Foreign                                           70                 50                 26
                   --------------------------------------------------------------------------------------------------

                           Income tax expense                              $250               $211               $165
                   ==================================================================================================


                         The following reconciles the federal statutory
                   income tax rate to the effective income tax rate reflected in the consolidated statement of income:

                                                                           1997               1996               1995
                   --------------------------------------------------------------------------------------------------
                           Federal statutory income tax rate               35.0%              35.0%              35.0%
                           Increase (decrease) in taxes resulting from:
                             State income taxes                             2.8                3.0                3.7
                             Goodwill                                       2.7                2.8                3.3
                             Other - net                                   (1.9)              (1.7)              (2.0)
                   --------------------------------------------------------------------------------------------------

                             Effective income tax rate                     38.6%              39.1%              40.0%
                   ==================================================================================================


                         Textron's net deferred tax asset consisted of gross
                   deferred tax assets and gross deferred tax liabilities of $1,517 million and $1,362 million, respectively, at the end of 1997 and $1,316 million and $1,096 million, respectively, at the end of 1996.

                         The components of Textron's net deferred tax asset
                   were as follows:

                                                                                             January 3,    December 28,
                           (In millions)                                                          1998            1996
                   ---------------------------------------------------------------------------------------------------
                   Finance Group transactions, principally leasing                              $(334)          $(343)
                   Obligation for postretirement benefits other than pensions                     305             307
                   Fixed assets, principally depreciation                                        (146)           (133)
                   Self insured liabilities                                                       147             152
                   Deferred compensation                                                          115             102
                   Allowance for credit losses                                                     25              31
                   Other, principally timing of other expense deductions                           43             104
                   ---------------------------------------------------------------------------------------------------

                                                                                                $ 155           $ 220
                   ===================================================================================================

                         Deferred income taxes have not been provided for the
                   undistributed earnings of foreign subsidiaries, which approximated $455 million at the end of 1997. Management intends to reinvest those earnings for an indefinite period, except for distributions having an immaterial tax effect. If foreign subsidiaries' earnings were distributed, 1997 taxes, net of foreign tax credits, would be increased by approximately $20 million, primarily because of foreign withholding taxes.

17. FAIR VALUE OF   The estimated fair value amounts shown below were
    FINANCIAL      determined from available market information and valuation
    INSTRUMENTS    methodologies. Because considerable judgment is required in interpreting market data, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                                         January 3, 1998            December 28, 1996
                   ---------------------------------------------------------------------------------------------------
                                                                               Estimated                    Estimated
                                                                  Carrying          fair       Carrying          fair
                           (In millions)                             value         value          value         value
                   ---------------------------------------------------------------------------------------------------
                   ASSETS:
                      FINANCE RECEIVABLES                            2,280         2,334          2,227         2,270
                   LIABILITIES:
                     DEBT:
                       Parent Group:
                         Debt                                        1,221         1,276          1,507         1,565
                         Interest rate exchange agreements               -            10              -            37
                       Finance Group:
                         Debt                                        2,365         2,380          2,441         2,448
                     FOREIGN CURRENCY EXCHANGE CONTRACTS                (4)            -              -             2
                   ===================================================================================================

                   NOTES:

                   (i) Finance receivables - The estimated fair values of real estate loans and commercial installment contracts were based on discounted cash flow analyses. The estimated fair values of variable-rate receivables approximated the net carrying value. The estimated fair values of nonperforming loans were based on discounted cash flow analyses using risk-adjusted interest rates or the fair value of the related collateral.
                   (ii) Debt, interest rate exchange agreements, and foreign currency exchange contracts - The estimated fair value of fixed-rate debt was determined by independent investment bankers or discounted cash flow analyses. The estimated fair values of variable-rate debt approximated their carrying values. The estimated fair values of interest rate exchange agreements were determined by independent investment bankers and represent the estimated amounts that Textron or its counterparty would be required to pay to assume the other party's obligations under the agreements. The estimated fair values of the foreign currency exchange contracts were determined by Textron's foreign exchange banks.


18. CONTINGENCIES  CONTINGENCIES
    AND
    ENVIRONMENTAL  Textron is subject to a number of lawsuits, investigations
    REMEDIATION    and claims arising out of the conduct of its business,
                   including those relating to commercial transactions, government contracts, product liability, and environmental, safety and health matters. Some seek compensatory, treble or punitive damages in substantial amounts; fines, penalties or restitution; or remediation of contamination. Some are or purport to be class actions. Under federal government procurement regulations, some could result in suspension or debarment of Textron or its subsidiaries from U.S. government contracting for a period of time. On the basis of information presently available, Textron believes that any liability for these suits and proceedings would not have a material effect on Textron's net income or financial condition.

                   ENVIRONMENTAL REMEDIATION

                   ENVIRONMENTAL LIABILITIES ARE RECORDED BASED ON THE MOST PROBABLE COST IF KNOWN OR ON THE ESTIMATED MINIMUM COST, DETERMINED ON A SITE-BY-SITE BASIS. TEXTRON'S ENVIRONMENTAL LIABILITIES ARE UNDISCOUNTED AND DO NOT TAKE INTO CONSIDERATION POSSIBLE FUTURE INSURANCE PROCEEDS OR SIGNIFICANT AMOUNTS FROM CLAIMS AGAINST OTHER THIRD PARTIES.
                        Textron's accrued estimated environmental liabilities
                   are based on assumptions which are subject to a number of factors and uncertainties. Circumstances which can affect the accruals' reliability and precision include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation, and the time period over which remediation may occur. Textron believes that any changes to the accruals that may result from these factors and uncertainties will not have a material effect on Textron's net income or financial condition. Textron estimates that its accrued environmental remediation liabilities will likely be paid over the next five to ten years.

19. GEOGRAPHIC     Presented below is selected financial information by
    DATA           geographic area of Textron's operations.

                   GEOGRAPHIC AREAS                        REVENUES BY ORIGIN                  INCOME BY ORIGIN
                                                       -------------------------           --------------------------
                   (In millions)                       1997       1996      1995           1997       1996       1995
                   ---------------------------------------------------------------------------------------------------
                    United States                    $ 6,401     $5,919    $5,801          $ 710      $ 656      $ 626
                    Europe                             1,213        891       660            118         69         38
                    Other North America                  919        532       172             81         70         37
                    Other                                150        164       147              8          8          9
                   ---------------------------------------------------------------------------------------------------
                                                     $ 8,683     $7,506    $6,780            917        803        710
                   =================================================================== -------------------------------
                   Corporate expenses and other - net                                       (140)      (115)      (119)
                   Interest expense - net                                                   (129)      (148)      (178)
                   ---------------------------------------------------------------------------------------------------
                   Income from continuing operations
                     before income taxes and distributions
                     on preferred securities of subsidiary trust                           $ 648      $ 540     $  413
                   ===================================================================================================

                                                                                    DESTINATION OF U.S. EXPORT REVENUE
                           (In millions)                                                   1997       1996       1995
                   ---------------------------------------------------------------------------------------------------
                           North America                                                  $ 340     $  342     $  280
                           Europe                                                           227        256        306
                           Asia/Pacific                                                     215        220        194
                           South America                                                    172         92        110
                           Australia/New Zealand                                             32         33         41
                           Middle East                                                       25         55         43
                           Other locations                                                   32         43         26
                   --------------------------------------------------------------------------------------------------

                                                                                        $ 1,043     $1,041     $1,000
                   ==================================================================================================


                                                                                               IDENTIFIABLE ASSETS
                           (In millions)                                                   1997       1996       1995
                   ----------------------------------------------------------------------------------------------------
                           United States                                                  $ 7,436    $ 7,247    $ 7,283
                           Europe                                                           1,200        952        448
                           Other North America                                                423        330        305
                           Other                                                              170         54         42
                           Corporate, including investment in discontinued
                           operations                                                       2,557      3,161      3,243
                           Eliminations                                                      (456)      (230)      (114)
                   ----------------------------------------------------------------------------------------------------
                                                                                          $11,330    $11,514    $11,207
                   ====================================================================================================

                   NOTES:

                   (i) Revenues include sales to the U.S. government of $1.0 billion, $1.0 billion, and $1.3 billion in 1997, 1996, and 1995, respectively and of $1.1 billion in 1997 to a single customer.
                   (ii) Revenues between geographic areas, predominantly revenues of U.S. divisions, were approximately 5% in each of the years 1997, 1996, and 1995.



20. Other Information
    - Parent Group
     Current Liabilities

Included in accrued liabilities at the end of 1997 and 1996 were the following:

                                                                            January 3,  December 28,
                                                                                  1998        1996
----------------------------------------------------------------------------------------------------
                                (In millions)
----------------------------------------------------------------------------------------------------
                                Salary, wages and employer taxes                 $170          $168
                                Customer deposits                                 137            93
                                Other                                             546           551
----------------------------------------------------------------------------------------------------
                                Total accrued liabilities                        $853          $812
====================================================================================================

21. Subsequent Events

                         On August 11, 1998, Textron announced that it had
                        reached an agreement to sell Avco Financial Services
                        (AFS) to Associates First Capital Corporation for
                        $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. Also, on August 11, 1998 Textron announced that its Board of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

                           The operating  results of AFS are summarized below:


                           For each of the three years ended December 31,
                           (In millions)                1997         1996         1995
- ------------------------------------------------------------------------------------
                           Revenues                    $1,851       $1,758      $1,662
                           Costs and expenses           1,550        1,471       1,386
--------------------------------------------------------------------------------------
                           Income before taxes            301          287         276
--------------------------------------------------------------------------------------
                           Income taxes                  (115)        (112)       (108)
--------------------------------------------------------------------------------------
                           Net income                  $  186       $  175      $  168
=======================================================================================

                              Presented below is a summary of AFS's financial
                           position at December 31, 1997 and 1996:


                           (In millions)                             1997         1996
- -------------------------------------------------------------------------------------
                           Assets
                             Investments                           $  844       $  814
                             Finance receivables - net              7,234        6,763
                             Other assets                             654          563
---------------------------------------------------------------------------------------
                             Total assets                          $8,732       $8,140
=======================================================================================

                           Liabilities
                             Accounts payable                      $  123       $   98
                             Other liabilities                        485          456
                             Debt                                   6,910        6,398
---------------------------------------------------------------------------------------
                             Total liabilities                      7,518        6,952
---------------------------------------------------------------------------------------
                           Equity
                             Common stock                               1            1
                             Capital surplus                          747          703
                             Retained earnings                        509          472
                             Other                                    (43)          12
---------------------------------------------------------------------------------------
                             Total equity                           1,214        1,188
----------------------------------------------------------------------------------------
                             Total liabilities and equity          $8,732       $8,140
=======================================================================================

QUARTERLY DATA

                                                              1997                                     1996
(Unaudited)                                      ---------------------------------        -------------------------------
(Dollars in millions except per share amounts)   Q4        Q3         Q2        Q1        Q4        Q3         Q2     Q1
- -------------------------------------------------------------------------------------------------------------------------
REVENUES
Aircraft                                      $ 866     $ 725      $ 755     $ 679     $ 735     $ 611      $ 620  $ 627
Automotive                                      583       464        523       557       428       355        439    405
Industrial                                      796       761        839       785       727       756        808    668
Finance                                          86        92         90        82        83        83         82     79
-------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                               $2,331    $2,042     $2,207    $2,103    $1,973    $1,805     $1,949 $1,779
=========================================================================================================================
INCOME
Aircraft                                       $ 95      $ 79       $ 79      $ 60      $ 72      $ 70       $ 66   $ 53
Automotive                                       39        28         33        50        41        27         41     37
Industrial                                       83        87         94        82        75        76         81     68
Finance                                          28        29         27        24        25        25         23     23
- ------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                          245       223        233       216       213       198        211    181
Corporate expenses and other - net              (41)      (36)       (30)      (33)      (29)      (28)       (30)   (28)
Interest expense - net                          (28)      (32)       (30)      (39)      (37)      (36)       (37)   (38)
Income taxes                                    (68)      (58)       (66)      (58)      (57)      (53)       (56)   (45)
Distributions on preferred securities of
  subsidiary trust, net of income taxes          (7)       (6)        (7)       (6)       (7)       (6)        (7)    (3)
- ------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS               101        91        100        80        83        75         81     67
Discontinued operations, net of income taxes:
  Income from operations                         49        47         45        45        45        45         44     58
  Loss on disposal                                -         -          -         -         -      (155)         -    (90)
-------------------------------------------------------------------------------------------------------------------------
                                                 49        47         45        45        45      (110)        44    (32)
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                             $ 150     $ 138      $ 145     $ 125     $ 128     $ (35)     $ 125   $ 35
=========================================================================================================================
EARNINGS PER COMMON SHARE
BASIC:
  Income from continuing operations           $ .62     $ .55      $ .60     $ .48     $ .50     $ .45      $ .48  $ .39
  Discontinued operations                       .30       .28        .28       .27       .27      (.66)       .26   (.18)
- -------------------------------------------------------------------------------------------------------------------------
Net income (loss)                             $ .92     $ .83      $ .88     $ .75     $ .77    $ (.21)     $ .74  $ .21
=========================================================================================================================
Average shares outstanding (in thousands)   163,697   164,912    165,173   165,897   165,551   167,060    168,188 168,929
- -------------------------------------------------------------------------------------------------------------------------
DILUTED:
  Income from continuing operations           $ .60     $ .54      $ .59     $ .47     $ .49     $ .44      $ .47  $ .38
  Discontinued operations                       .29       .27        .27       .26       .26      (.64)       .26   (.18)
- -------------------------------------------------------------------------------------------------------------------------
Net income (loss)                             $ .89     $ .81      $ .86     $ .73     $ .75    $ (.20)     $ .73  $ .20
=========================================================================================================================
Average shares outstanding (in thousands)   168,527   169,675    169,797   170,388   169,745   171,357    172,516 172,963
- -------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME MARGINS
Aircraft                                      11.0%      10.9%      10.5%      8.8%      9.8%     11.5%      10.6%   8.5%
Automotive                                     6.7        6.0        6.3       9.0       9.6       7.6        9.3    9.1
Industrial                                    10.4       11.4       11.2      10.4      10.3      10.1       10.0   10.2
Finance                                       32.6       31.5       30.0      29.3      30.1      30.1       28.0   29.1
OPERATING INCOME MARGIN                       10.5       10.9       10.6      10.3      10.8      11.0       10.8   10.2
- -----------------------------------------------------------------------------------------------------------------------

COMMON STOCK INFORMATION
Price range: High                          $65 11/16    $70 3/4  $67 11/16  $53 5/8  $48 7/8   $43 15/16  $44 1/2 $42 7/8
             Low                           $55 1/2      $59 1/2  $49 11/16  $    45  $42 3/8   $36 1/2    $38 1/2 $34 9/16
Dividends per share                        $   .25      $   .25  $    .25   $   .25  $   .22   $   .22    $   .22 $   .22
=========================================================================================================================

All share related data has been restated to reflect the effect of the two-for-one common stock split in the form of a stock dividend in May 1997. Prior year amounts have been reclassified to conform to the current year's segment presentation.

SELECTED FINANCIAL INFORMATION

(Dollars in millions except per share amounts)     1997       1996        1995
- ----------------------------------------------------------------------------------
REVENUES
Aircraft                                       $  3,025    $    2,593  $     2,420
Automotive                                        2,127         1,627        1,534
Industrial                                        3,181         2,959        2,515
Finance                                             350           327          311
- ----------------------------------------------------------------------------------
Total revenues                                 $  8,683    $    7,506  $     6,780
==================================================================================
INCOME
Aircraft                                       $    313    $      261  $       237
Automotive                                          150           146          135
Industrial                                          346           300          250
Finance                                             108            96           88
- ----------------------------------------------------------------------------------
TOTAL OPERATING INCOME                              917           803          710
Corporate expenses and other - net                 (140)         (115)        (119)
Interest expense - net                             (129)         (148)        (178)
Income taxes                                       (250)         (211)        (165)
Distributions on preferred securities of
  subsidiary trust, net of income taxes             (26)          (23)           -
- ----------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS*             $    372    $      306  $       248
==================================================================================
PER SHARE OF COMMON STOCK
Income from continuing operations - basic*     $   2.25    $     1.82  $      1.45
Income from continuing operations - diluted*   $   2.19    $     1.78  $      1.43
Dividends declared                             $   1.00    $      .88  $       .78
Book value at year-end                         $  19.78    $    19.10  $     19.96
Common stock price: High                       $ 70 3/4    $   48 7/8  $  38 11/16
                    Low                        $     45    $  34 9/16      24 5/16
                    Year-end                   $ 62 5/8    $ 46 11/16  $    33 3/4
Common shares outstanding (in thousands):
  Basic average                                 164,830       167,453      169,848
  Diluted average                               169,503       171,652      173,252
  Year-end                                      167,315       169,745      173,340
==================================================================================
FINANCIAL POSITION
Total assets                                   $ 11,330    $   11,514  $    11,207
Debt:
  Parent Group                                 $  1,221    $    1,507  $     1,774
  Finance Group                                $  2,365    $    2,441  $     2,277
Preferred securities of subsidiary trust       $    483    $      483  $         -
Shareholders' equity                           $  3,228    $    3,183  $     3,412
Parent Group debt to total capital                   25%           29%          34%
==================================================================================
INVESTMENT DATA
Capital expenditures                           $    374    $      312  $       258
Depreciation                                   $    246    $      205  $       177
Research and development                       $    602    $      576  $       656
==================================================================================
OTHER DATA
Number of employees at year-end                  56,000        49,000       46,000
Number of common shareholders at year-end        24,000        25,000       26,000
==================================================================================

                                                    1994       1993        1992        1991
- --------------------------------------------------------------------------------------------
REVENUES
Aircraft                                         $   2,186   $  1,987     $  1,521    $ 1,256
Automotive                                           1,511      1,178          788        661
Industrial                                           2,982      3,106        3,308      3,294
Finance                                                277        259          258        202
- --------------------------------------------------------------------------------------------
Total revenues                                   $   6,956   $  6,530     $  5,875    $ 5,413
==============================================================================================
INCOME
Aircraft                                         $     194   $    172     $   128     $   113
Automotive                                             132         89          68          50
Industrial                                             248        237         285         311
Finance                                                 83         74          62          45
- ---------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                                 657        572         543         519
Corporate expenses and other - net                     (92)      (103)        (81)        (89)
Interest expense - net                                (190)      (214)       (238)       (213)
Income taxes                                          (160)       (87)        (87)        (92)
Distributions on preferred securities of
  subsidiary trust, net of income taxes                  -          -           -           -
- --------------------------------------------------------------------------------------------
Income from continuing operations*               $     215   $    168     $   137     $   125
=============================================================================================
PER SHARE OF COMMON STOCK
Income from continuing operations - basic*        $   1.21   $    .95     $   .78     $   .72
Income from continuing operations - diluted*     $    1.19   $    .94     $   .77     $   .71
Dividends declared                               $     .70   $    .62     $   .56     $  .515
Book value at year-end                           $   16.72   $  15.59     $ 14.05     $ 16.82
Common stock price: High                         $30  5/16   $29 7/16     $22 3/8     $19 3/4
                    Low                          $23   1/4   $20 3/16     $16 7/8     $12 1/2
                    Year-end                     $25  3/16   $29  1/8     $22 3/8     $19 1/4
Common shares outstanding (in thousands):
  Basic average                                    176,474    176,071     173,334     171,061
  Diluted average                                  180,208    179,713     177,087     174,724
  Year-end                                         174,616    180,509     178,366     175,903
=============================================================================================
FINANCIAL POSITION
Total assets                                      $ 10,374   $ 10,462     $10,009     $ 7,862
Debt:
  Parent Group                                    $  1,582   $  2,025     $ 2,283     $ 1,820
  Finance Group                                   $  2,162   $  2,037     $ 1,873     $ 1,495
Preferred securities of subsidiary trust          $      -   $      -     $     -     $     -
Shareholders' equity                              $  2,882   $  2,780     $ 2,488     $ 2,928
Parent Group debt to total capital                      35%        42%         48%         45%
=============================================================================================
INVESTMENT DATA
Capital expenditures                              $    274   $    227     $   199     $   135
Depreciation                                      $    190   $    185     $   178     $   163
Research and development                          $    611   $    514     $   430     $   457
=============================================================================================
OTHER DATA
Number of employees at year-end                     43,000     46,000      44,000      42,000
Number of common shareholders at year-end           27,000     28,000      30,000      31,000
=============================================================================================

*Before cumulative effect of changes in accounting principles in 1992.

All share related data has been restated to reflect the effect of the two-for-one common stock split in the form of a stock dividend in May 1997. Prior year amounts have been reclassified to conform to the current year's segment presentation.